Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

DATED AS OF JULY 15, 2015

BY AND BETWEEN

PENN VIRGINIA OIL & GAS, L.P.

AS SELLER

AND

COVEY PARK ENERGY LLC

AS BUYER

i

7.3	Conditions to Obligation of Seller	37
7.4	Deliveries by Seller at Closing	37
7.5	Deliveries by Buyer at Closing	38
ARTICLE 8	INDEMNIFICATION	39
8.1	Survival of Representations, Warranties and Covenants	39
8.2	Indemnification By Seller	39
8.3	Indemnification By Buyer	40
8.4	Indemnification Procedures	40
8.5	Other Limitations on Indemnification	41
8.6	Adjustment to Purchase Price	42
8.7	Exclusive Remedy	42
ARTICLE 9	TERMINATION	43
9.1	Termination of Agreement	43
9.2	Effect of Termination	43
ARTICLE 10	MISCELLANEOUS	44
10.1	Amendment and Waiver	44
10.2	Successors and Assigns	44
10.3	Notices	45
10.4	Severability	46
10.5	No Third Party Beneficiaries	46
10.6	Construction	46
10.7	Exhibits and Schedules	46
10.8	Headings	46
10.9	Counterparts	47
10.10	Entire Agreement	47
10.11	Applicable Law; Venue; Waiver of Jury Trial	47

ii

Exhibits

Exhibit A-1	Purchased Leases
Exhibit A-2	Purchased Wells
Exhibit A-3	Purchased Easements
Exhibit A-4	Purchased Contracts
Exhibit A-5	Purchased Personal Property
Exhibit A-6	Purchased Surface Real Property
Exhibit B	Allocated Values
Exhibit C	Form of Deed
Exhibit D	Form of Assignment
Exhibit E	Form of Transition Services Agreement

Schedules

Schedule I-1	Seller Officers with Knowledge
Schedule I-2	Buyer Officers with Knowledge
Schedule 2.2(g)	Oil in Tanks
Schedule 3.5	Seller Wire Instructions
Schedule 4.1(d)	Approvals, Consents and Preferential Rights
Schedule 4.1(e)	Seller Proceedings
Schedule 4.1(g)	Seller Violations
Schedule 4.1(j)	Seller Gas Imbalances
Schedule 4.1(m)	Seller Capital Expenditures
Schedule 4.1(q)	Leases
Schedule 4.1(r)	Wells and Equipment
Schedule 4.1(s)	Non-Consent Operations
Schedule 4.1(t)	Environmental
Schedule 4.1(w)	Suspense Funds
Schedule 6.11	Seller Bonds

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated July 15, 2015 is by and between Penn Virginia Oil & Gas, L.P., a Texas limited partnership whose mailing address is 840 Gessner Road, Suite 800, Houston, Texas 77024 (“Seller”), and Covey Park Energy LLC, a Delaware limited liability company whose mailing address is 8401 N. Central Expressway, Suite 700, Dallas, Texas 75225 (“Buyer”). Seller and Buyer are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, on the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest of whatever kind or nature in and to certain of Seller’s oil, gas and other mineral interests, whether leasehold or other interests, located in Harrison, Marion and Panola Counties, Texas and Bossier and Caddo Parishes, Louisiana and described in this Agreement, together with certain equipment and assets described in this Agreement and associated with such interests;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby specifically acknowledged, and intending to be legally bound hereby, Seller and Buyer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1.1 or in the Section referred to below:

“Adverse Environmental Condition” means any condition, occurrence, event or activity on or attributable to, related to or incurred with respect to the ownership, operation or use of the Purchased Assets to the extent that the same (i) constitutes a violation of applicable Environmental Laws or (ii) currently requires remediation or corrective action pursuant to applicable Environmental Laws, whether such remediation is required prior to or after the Closing.

“Affiliate” means, with respect to any Person, each other Person that, directly or indirectly (through one or more intermediaries or otherwise), controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means (i) the ownership, directly or indirectly, of an equity interest entitled to cast more than fifty percent (50%) of the votes entitled to be cast with respect to the election of members of the board of directors or other governing body of such Person or (ii) the ability to direct the management or policies of a Person through ownership of voting shares, equity interests or other securities, pursuant to a written agreement or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement, and includes all exhibits and schedules attached hereto.

“Allocated Value” means, with respect to any Purchased Asset, that portion of the Base Purchase Price, if any, allocated to such Purchased Asset on Exhibit B.

“Asset Taxes” has the meaning set forth in Section 6.4(b).

“Assignments” has the meaning set forth in Section 7.4(b).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Audit Firm” means KPMG LLP.

“Available Employees” has the meaning set forth in Section 6.12(a).

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Benefit Value” means the amount determined in accordance with Section 5.3 with respect to each Title Benefit which is accepted by Buyer or determined to be a Title Benefit pursuant to Section 5.2.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are closed for business in New York, New York or Houston, Texas, United States of America.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Casualty Event” has the meaning set forth in Section 5.7.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Closing Payment” means (i) the Base Purchase Price, minus (ii) the Deposit, minus (iii) Seller’s good faith estimate of the Operating Balance if such estimate is more than zero, plus (iv) the absolute value of Seller’s good faith estimate of the Operating Balance if such estimate is less than zero, minus (v) the aggregate amount of all reductions of the Base Purchase Price, if any, required pursuant to Sections 5.4, 5.5, 5.6 and 5.7, plus (vi) the aggregate Benefit Values with respect to all valid Title Benefits, if any, determined as of the Closing Date for which Seller is entitled to an increase of the Base Purchase Price pursuant to Article 5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated May 11, 2015 between the Parties.

“Consultant” means (i) Stephen Toeppich of Houston, Texas with respect to any Title Defects and (ii) Trevor Phillips of Houston, Texas with respect to any Adverse Environmental Conditions.

“Customary Post-Closing Consents” has the meaning set forth in Section 4.1(d).

“Damages” means all liabilities, Taxes, Liens, injunctions, awards, judgments, orders, obligations, damages, losses, fines, penalties, amounts paid in settlement, and all costs, fees and expenses (including court costs and reasonable legal and other professional fees and expenses actually incurred in investigating, defending and preparing for any claim, demand, charge, suit, litigation, judicial or administrative proceeding, action, suit, hearing, investigation or complaint).

“Deeds” has the meaning set forth in Section 7.4(a).

“Defect” means any Title Defect or Adverse Environmental Condition.

“Defect Notice” has the meaning set forth in Section 5.1(a).

“Defect Threshold” means $1,125,000.

“Defect Value” means the amount determined in accordance with Section 5.3 with respect to each Defect which is accepted by Seller or determined to be a Defect pursuant to Section 5.2.

“Deposit” has the meaning set forth in Section 3.3(a).

“Effective Time” has the meaning set forth in Section 7.1.

“Environmental Laws” means Laws and Regulations relating to pollution or the protection of human health or the environment, as the same have been amended to the date hereof, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Coastal Zone Management Act, 33 U.S.C. § 1451 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j, in each case as amended to the date hereof.

“Escrow Account” has the meaning set forth in Section 3.3(a).

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Agreement” has the meaning set forth in Section 3.3(a).

“Fundamental Representations” means (i) with respect to Seller, Sections 4.1(a), (b), (c)(i) and (f) and (ii) with respect to Buyer, Sections 4.2(a), (b), (c)(i), (f) and (h).

“Gas Imbalance Adjustment” means the positive or negative amount, if any, equal to (i)(A) all Gas Imbalances owed to Seller minus (B) all Gas Imbalances owed by Seller, in each case, existing with respect to the Purchased Assets at the Effective Time (expressed in Mcf), multiplied by (ii) $3.00 per Mcf.

“Gas Imbalances” has the meaning set forth in Section 4.1(j).

“Governmental Authority” means any federal, state or local governmental or regulatory entity (or any agency, authority, board, bureau, commission, department, tribal authority or political subdivision thereof) or any court or arbitrator.

“Income Tax” shall mean any federal, state or local Tax measured by or imposed on, in whole or in part, the net income of Seller or any of its Affiliates or any combined, unitary or consolidated group of which any of the foregoing is or was a member.

“Indemnification Threshold” means $1,125,000.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Joint Written Instructions” has the meaning set forth in Section 7.4(i).

“Knowledge” means (i) with respect to Seller, the actual knowledge of any of the officers, managers or employees of Seller or any Affiliate of Seller set forth on Schedule I-1, after a reasonable inquiry with regards to the matters referenced or (ii) with respect to Buyer, the actual knowledge of any of the officers, managers or employees of Buyer or any Affiliate of Buyer set forth on Schedule I-2, after a reasonable inquiry with regards to the matters referenced.

“Laws and Regulations” means all federal, state or local constitutions, statutes, laws, ordinances, rules, regulations and Orders of any Governmental Authority.

“Lien” means any lien, mortgage, pledge (other than liens, mortgages and pledges to be released at the Closing), claim, charge, option or other encumbrance substantially equivalent thereto.

“Material Adverse Effect” means an event, occurrence or condition, either individually or together with all other events, occurrences or conditions, that (x) individually or in the aggregate has a material adverse effect on the ownership, use, operation or value of the Purchased Assets, as applicable, taking into account the nature and valuation of the Purchased Assets, or (y) individually or in the aggregate materially hinders or impedes the consummation of the transactions contemplated by this Agreement, except to the extent resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby or the public announcement thereof; (ii) changes, circumstances or effects (A) that affect generally the oil and gas industry, such as fluctuations in the price of oil and gas, or (B) that result from (1) international, national, regional, state or local economic conditions, (2) general developments or conditions in the oil and gas industry, (3) changes in applicable Laws and Regulations or the application or interpretation thereof by any Governmental Authority enacted, promulgated or issued on or after the date hereof or (4) other general economic conditions, facts or circumstances that are not subject to the reasonable control of the Parties; (iii) effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including the occurrence of one or more terrorist attacks; or (iv) any action taken at the written request, or with the written approval, of the other Party; provided, however, that for purposes of Buyer’s representations and warranties set forth in Section 4.2, subpart (x) of this definition of “Material Adverse Effect” shall be deemed to be deleted.

“Material Contract” means, to the extent binding on the Purchased Assets or Buyer’s ownership thereof after Closing, any contract, agreement, or other arrangement which is one or more of the following types: (i) contracts with any Affiliate of Seller; (ii) contracts for the sale, purchase, exchange or other disposition of hydrocarbons which are not cancelable without penalty on sixty (60) days prior written notice; (iii) contracts to sell, lease, farmout, exchange or otherwise dispose of all or any part of the Purchased Assets, but excluding conventional rights of reassignment upon intent to abandon or release a Purchased Lease or Purchased Well; (iv) joint operating agreements, unit operating agreements, unit agreements, exploration agreements, participation agreements, pooling agreements, acquisition agreements, development agreements, settlement agreements, area of mutual interest agreements or other similar agreements; (v) non-competition agreements or any agreements that purport to restrict, limit or prohibit Seller from engaging in any line of business or the manner in which, or the locations at which, Seller (or Buyer, as successor in interest to Seller) conducts business, including area of mutual interest agreements; (vi) contracts for the gathering, treatment, processing, storage or transportation of hydrocarbons; (vii) indentures, mortgages or deeds of trust, loans, credit or note purchase agreements, sale-lease back agreements, guaranties, bonds, letters of credit or similar financial agreements; or (viii) contracts for the construction and installation or rental of equipment, fixtures, or facilities with guaranteed production throughput requirements or demand charges or which cannot be terminated by Seller without penalty on sixty (60) days or less notice.

“Missing Consent Period” has the meaning set forth in Section 5.5(b)(i).

“Net Mineral Acre” means, as computed separately with respect to each Purchased Lease, (i) the number of gross acres in the lands covered by such Purchased Lease, multiplied by (ii) the interest in oil, gas and other minerals covered by such Purchased Lease in such lands, multiplied by (iii) the working interest to be transferred to Buyer as part of the Purchased Leases; provided, however, that if items (ii) and/or (iii) vary as to different areas of such lands (including depths) covered by such Purchased Lease, a separate calculation shall be done for each such area.

“Net Revenue Interest” means, with respect to any Purchased Well or Purchased Lease, Seller’s decimal interest in and to all production of oil, gas and other minerals saved, produced and sold from such Purchased Well or Purchased Lease, after giving effect to all valid lessors’ royalties, overriding royalties, production payments, carried interests, Liens or charges against production therefrom.

“Notice Deadline” has the meaning set forth in Section 5.1(a).

“Notice of Disagreement” has the meaning set forth in Section 3.4(c).

“Operating Balance” means the positive or negative amount, if any, equal to (i) all proceeds collected by Seller in respect of the Purchased Assets attributable to the period after the Effective Time (unless such proceeds are remitted to Buyer pursuant to Section 3.6), minus (ii) all costs and expenses incurred after the Effective Time and paid by Seller in respect of the

Purchased Assets (it be understood that all Asset Taxes shall be allocated as determined in accordance with the procedures set forth in Section 6.4), minus (iii) the amount, if any, by which the Gas Imbalance Adjustment is more than zero, plus (iv) the amount, if any, by the Gas Imbalance Adjustment is less than zero, plus (v) the amount of Suspense Funds, minus (vi) the amount set forth on Schedule 2.2(g).

“Orders” means all judgments, writs, decrees, injunctions, rulings, orders or awards of any Governmental Authority.

“Party” and “Parties” have the meanings set forth in the introductory paragraph to this Agreement.

“Permits” has the meaning set forth in Section 2.2(d).

“Permitted Liens” means all (i) defects, irregularities and deficiencies in title and lessors’ royalties, overriding royalties, reversionary interests and similar burdens so long as the cumulative effect of such items for a Purchased Lease or Purchased Well does not operate to (A) reduce the Net Revenue Interest of Seller for such Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A-2 or (B) increase the Working Interest of Seller for such Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A-2, without a corresponding increase in the Net Revenue Interest for such Purchased Lease or Purchased Well, (ii) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, Tax and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business or, if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before the Closing, (iii) Customary Post-Closing Consents, (iv) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially interfere with or have an adverse effect on the ownership, use, value or operation of the Purchased Assets, (v) operating agreements, unit agreements and unit operating agreements affecting the Purchased Assets, (vi) pooling agreements and pooling designations affecting the Purchased Assets so long as the cumulative effect of such items for a Purchased Lease or Purchased Well does not operate to (A) reduce the Net Revenue Interest of Seller for such Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A 2 or (B) increase the Working Interest of Seller for such Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A 2, without a corresponding increase in the Net Revenue Interest for such Purchased Lease or Purchased Well, (vii) conventional rights of reassignment of oil and gas leases requiring notice to the holders before release or surrender of such rights, (viii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Purchased Assets in any manner, (ix) applicable Laws and Regulations, (x) terms and conditions of the Purchased Leases, Purchased Easements and Purchased Contracts so long as they do not operate to (A) reduce the Net Revenue Interest of Seller for any Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A-2 or (B) increase the Working Interest of Seller for any Purchased Lease or Purchased Well from that set forth in Exhibit A-1 or Exhibit A-2, without a corresponding increase in the Net Revenue Interest for such Purchased Well, (xi) Liens released at the Closing; (xii) Required Consents and Preferential Rights; and (xiii) Defects Buyer has expressly waived in writing or which are deemed to have become Permitted Liens under Section 5.1(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Authority.

“Phase I” has the meaning set forth in Section 6.2.

“Phase II” has the meaning set forth in Section 6.2.

“Post-Closing Period” has the meaning set forth in Section 5.5(b)(ii).

“Preferential Rights” has the meaning set forth in Section 5.6(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 3.4(a).

“Proceedings” means all actions, suits, claims or proceedings (including arbitrations, mediations or similar proceedings) by or before any Governmental Authority.

“Production Payment Documents” has the meaning set forth in Section 7.4(b).

“Proposed Final Settlement Statement” has the meaning set forth in Section 3.4(b).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Contracts” has the meaning set forth in Section 2.2(e).

“Purchased Easements” has the meaning set forth in Section 2.2(c).

“Purchased Leases” has the meaning set forth in Section 2.2(a).

“Purchased Permits” has the meaning set forth in Section 2.2(d).

“Purchased Personal Property” has the meaning set forth in Section 2.2(f).

“Purchased Records” has the meaning set forth in Section 2.2(i).

“Purchased Surface Real Property” has the meaning set forth in Section 2.2(h).

“Purchased Wells” has the meaning set forth in Section 2.2(b).

“Required Consents” has the meaning set forth in Section 5.5(a).

“Restricted Assets” has the meaning set forth in Section 5.5(b)(i).

“Restricted Contracts” has the meaning set forth in Section 5.5(b)(i).

“Retained Liabilities” means any and all liabilities, claims, losses, Orders, duties, obligations and responsibilities of every kind whatsoever attributable to, related to or incurred with respect to: (i) any and all property damage, death and personal injury claims of any Persons arising from events occurring prior to the Closing Date with respect to the ownership or operation of the Purchased Assets; (ii) any and all Proceedings and claims related to or incurred in connection with the ownership or operation of the Purchased Assets pending or threatened in writing on or prior to the Closing Date (whether or not described on any schedule or exhibit hereto); (iii) the ownership or operation of any assets or properties originally included in the Purchased Assets that are excluded from the Purchased Assets in accordance with the terms hereof; (iv) the offsite disposal by Seller or any of its Affiliates or their respective employees, agents or contractors (including any contractor or subcontractors of any of the foregoing) of any chemicals, materials or substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” or words of similar import under any Environmental Law, from or used in connection with the operation of Seller’s interest in the Purchased Assets in, on or below any locations or properties that are not included in, on or below the Purchased Assets in violation of any Environmental Law; and (v) any and all amounts owed by Seller to any Affiliate as of the Closing Date that are not incurred for the provision of goods or services, for employment related costs, or otherwise in the ordinary course of business with respect to the ownership or operation of the Purchased Assets.

“Seller” has the meaning set forth in the introductory paragraph to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Taxes” means (i) Income Taxes imposed by any applicable Laws and Regulations on Seller or any of its Affiliates, or any combined, unitary or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 6.4, (iii) the Transfer Taxes allocable to Seller pursuant to Section 6.4, or (iv) and any all other Taxes imposed on or with respect to the ownership or operation of the Purchased Assets for any tax period (or portion thereof) ending before the Effective Time.

“Subject Formation” means, as to each Purchased Lease and Purchased Well, the depths, productive formations, strata or horizons specified for such Purchased Lease or Purchased Well set forth in Exhibit A-1 or Exhibit A-2, as applicable.

“Survival Period” has the meaning set forth in Section 8.1.

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Purchased Wells that are payable to third parties and are being held in suspense by Seller as the operator of such Purchased Wells as of the Closing Date.

“Taxes” means (i) all taxes, assessment, fees, unclaimed property and escheat obligations, and other charges of any kind, including any foreign, federal, state or local income tax, surtax, remittance tax, presumptive tax, net worth tax, special contribution, production tax, pipeline transportation tax, freehold mineral tax, value added tax, withholding tax, gross receipts tax, windfall profits tax, profits tax, severance tax, personal property tax, real property tax, ad valorem tax, sales tax, goods and services tax, service tax, transfer tax, use tax, excise tax, premium tax, stamp tax, motor vehicle tax, entertainment tax, insurance tax, capital stock tax, franchise tax, occupation tax, payroll tax, employment tax, unemployment tax, disability tax, alternative or add-on minimum tax and estimated tax, imposed by a Governmental Authority, together with any interest, fine or penalty thereon, and (ii) any liability in respect of any item described in clause (i) that arises by reason of a contract, assumption, transferee or successor liability, operation of Law and Regulations (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise.

“Tax Return” shall mean any report, return, information statement, schedule, attachment, payee statement or other information required to be provided to any Governmental Authority with respect to Taxes or any amendment thereof, including any return of an affiliated, combined or unitary group, and any and all work papers relating to any Tax Return.

“Termination Date” means September 30, 2015.

“Third Party” means any Person other than Seller, Buyer or any Affiliate thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Title Benefit” means, as of the Notice Deadline, with respect to Seller’s interest in any Purchased Well, (i) Seller being entitled to receive a percentage of all proceeds of production therefrom throughout the duration of the productive life of such Purchased Well greater than the Net Revenue Interest of Seller set forth in Exhibit A-2 for such Purchased Well or (ii) Seller being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Purchased Well throughout the duration of the productive life of such Purchased Well in an amount lesser than the Working Interest set forth in Exhibit A-2 for such Purchased Well, without a corresponding decrease in the Net Revenue Interest for such Purchased Well.

“Title Benefit Notice” has the meaning set forth in Section 5.1(b).

“Title Defect” means, as of the Effective Time and the Closing Date, with respect to Seller’s interest in:

(i) as to each applicable Subject Formation with respect to any Purchased Well, any defect or Lien, other than a Permitted Lien, which results in (A) Seller being entitled to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth in Exhibit A-2 for such Purchased Well or (B) Seller (and Buyer immediately after Closing) being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Purchased Well in an amount greater than the Working Interest set forth in Exhibit A-2 for such Purchased Well, without a corresponding increase in the Net Revenue Interest for such Purchased Well;

(ii) as to each applicable Subject Formation with respect to any Purchased Lease, any defect or Lien, other than a Permitted Lien, which results in (A) Seller being entitled to receive a percentage of all proceeds of production therefrom less than the Net Revenue Interest of Seller set forth in Exhibit A-1 for such Purchased Lease or (B) Seller being obligated to pay costs and expenses relating to the operations on and the maintenance and development of such Purchased Lease in an amount greater than the Working Interest set forth in Exhibit A-1 for such Purchased Lease, without a corresponding increase in the Net Revenue Interest for such Purchased Lease;

(iii) as to any Purchased Lease, Seller being entitled to less than the number of Net Mineral Acres for such Lease as set forth on Exhibit A-1 for such Purchased Lease;

(iv) as to any Purchased Asset, any Lien burdening such Purchased Asset other than a Permitted Lien; and

(v) as to any Purchased Personal Property, the failure of Seller to have title thereto, free and clear of all Liens other than Permitted Liens.

“Transaction Documents” means this Agreement and all other agreements and documents entered into by one or more of the Parties as contemplated by or in connection with this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.4(a).

“Transition Services Agreement” has the meaning set forth in Section 7.4(f).

“Transition Services Period” means the period commencing on the Closing Date and ending the date on which the Transition Services Agreement expires or terminates, all as more fully set forth in the Transition Services Agreement.

“Transferred Contracts” means all of the Purchased Leases, Purchased Easements and Purchased Contracts (or interests therein) to be sold, assigned or transferred by Seller to Buyer pursuant to the terms and conditions of this Agreement.

“Working Interest” means, with respect to any Purchased Well, Seller’s decimal interest in and to such Purchased Well and all rights and obligations of every kind and character appurtenant thereto or arising therefrom, without regard to any valid lessors’ royalties, overriding royalties, production payments, carried interests, Liens or charges against production therefrom insofar as such interest in such Purchased Well is burdened with the obligation to bear and pay costs of operations.

1.2 References and Titles. All references to cash or monetary amounts refer to U.S. Dollars only unless specifically stated to be in the currency of another government. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision, unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Articles, Sections or subsections, respectively, hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchase and Sale of Purchased Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, as of the Effective Time, the Purchased Assets.

2.2 Purchased Assets. The “Purchased Assets” shall consist of all right, title and interest of Seller in and to the following assets:

(a) all of the oil, gas and mineral interests in Harrison, Marion and Panola Counties, Texas and Bossier and Caddo Parishes, Louisiana, including those described in Exhibit A-1 or described in or referred to in the instruments and agreements listed in Exhibit A-1, whether the interests of Seller in such property are real or beneficial fee interests, leasehold interests, mineral servitudes, royalty interests, overriding royalty interests, licenses, concessions, working interests, farmout rights or other mineral rights of any nature (collectively, the “Purchased Leases”);

(b) all oil and/or gas wells (whether producing, non-producing or shut-in), water source wells and other types of injection and disposal wells located on the property subject to the Purchased Leases, including those described in Exhibit A-2, and with respect to the foregoing, the rights to pooled or unitized acreage of which the Purchased Leases and such wells are a part (collectively, the “Purchased Wells”);

(c) all servitudes, easements, rights-of-way, surface leases and other similar interests used, or held for use, in connection with the ownership or operation of the other Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets, including the easements and other items described in Exhibit A-3 (collectively, the “Purchased Easements”);

(d) to the extent assignable under applicable Laws and Regulations, all permits, licenses, variances, exemptions, orders, franchises, registrations, approvals and authorizations obtained from any Governmental Authority, and all pending applications therefor (collectively, “Permits”), used, or held for use, primarily in connection with the ownership or operation of the Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets (collectively, the “Purchased Permits”);

(e) with respect to rights and obligations from and after the Effective Time, all lease agreements (other than the Purchased Leases and the Purchased Easements), royalty agreements, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, joint and other operating agreements, exploration agreements, area of mutual interest agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights used, or held for use, primarily in connection with the ownership or operation of the Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets, including the contracts and other items described in Exhibit A-4 (collectively, the “Purchased Contracts”); it being understood and agreed that any master service contracts entered into by Seller with a Third Party shall not be Purchased Contracts;

(f) all equipment, machinery, vehicles, fixtures and other real, personal and mixed property situated on the property subject to the Purchased Leases and used or held for use primarily in connection with the ownership or operation of the Purchased Assets, including well equipment, SCADA or other well monitoring equipment and frequencies, casing, rods, tanks, boilers, buildings, tubing, pumps, motors, fixtures, machinery, inventory, separators, dehydrators, compressors, treaters, power lines, field processing facilities, flowlines, gathering lines, transmission lines and all other pipelines, equipment and property, including all applicable rolling stock which is described in Exhibit A-5 (collectively, the “Purchased Personal Property”);

(g) all oil, gas, hydrocarbons and other minerals produced from or attributable to the Purchased Leases or Purchased Wells after the Effective Time and all oil in Seller’s tanks at the Effective Time, the amount of which is set forth on Schedule 2.2(g);

(h) all interests in surface real property and leasehold estates in surface real property used or held for use in connection with the ownership or operation of the Purchased Assets, including those listed in Exhibit A-6 (collectively, the “Purchased Surface Real Property”); and

(i) all files, books, records, information and data directly pertaining to the Purchased Assets in Seller’s possession or control or to which Seller has a right, including title records, abstracts, title opinions, title certificates, interpretive data, computer records, production records, severance tax records, geological and geophysical data, reservoir and well information, but excluding any files, books, records, information and data (i) to the extent that the disclosure or transfer thereof is prohibited by Third Party agreement or applicable Laws and Regulations, (ii) relating to Seller’s business generally, (iii) constituting work product of Seller’s legal counsel (other than title opinions) and (iv) relating to the negotiation and consummation of the sale of the Purchased Assets (collectively, the “Purchased Records”); provided, however, that Seller may retain copies of the Purchased Records as may be necessary for litigation, Tax, accounting or auditing purposes or as otherwise may be required by applicable Laws and Regulations.

2.3 No Other Assets. Except for the Purchased Assets expressly described in Sections 2.1 and 2.2 above, Seller shall not sell, and Buyer shall not purchase, any other assets, properties, interests or rights of Seller.

2.4 Assumed Liabilities. Subject to the Closing, as of the Effective Time, Buyer shall assume all liabilities, duties, obligations and responsibilities of every kind whatsoever attributable to the Purchased Assets, whether known or unknown, whether attributable to the period of time before or after the Effective Time (collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall exclude, and Seller shall retain, any and all Retained Liabilities.

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price. The aggregate purchase price for the Purchased Assets shall be (a) $75,000,000 (the “Base Purchase Price”), minus (b) the amount, if any, by which the

Operating Balance is more than zero, plus (c) the absolute value of the amount, if any, by which the Operating Balance is less than zero, minus (d) the aggregate amount of all reductions of the Base Purchase Price, if any, required pursuant to Sections 5.4, 5.5, 5.6 and 5.7, plus (e) the aggregate Benefit Values with respect to all valid Title Benefits, if any, for which Seller is entitled to an increase of the Base Purchase Price pursuant to Article 5 (the “Purchase Price”).

3.2 Purchase Price Allocation. The Base Purchase Price and other items constituting consideration for income Tax purposes are hereby allocated by the Parties among the Purchased Assets as set forth in Exhibit B. The Parties agree to amend Exhibit B to reflect adjustments to the Purchase Price and other items constituting consideration for income Tax purposes. The Parties shall each report the federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement (which for such purposes includes the Transaction Documents) in a manner consistent with such allocation, including the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future Tax law, or any comparable provision of state or local Tax law), with respect to their respective Tax Returns for the taxable year that includes the Closing Date, unless otherwise required by a final determination as defined in Section 1313 of the Code.

3.3 Deposit.

(a) Concurrently with the execution of this Agreement by Buyer and Seller, Buyer shall establish with the Escrow Agent an interest-bearing joint order escrow account (the “Escrow Account”) and shall deposit with the Escrow Agent a performance guarantee deposit in the amount of $5,000,000 (the “Deposit”) pursuant to an escrow agreement (the “Escrow Agreement”), the form of which has been agreed by the Parties and the Escrow Agent on or prior to the execution of this Agreement. Interest accruing on the Deposit shall become part of the Deposit for all purposes under this Agreement. If the Closing occurs, the Deposit shall be delivered to Seller by wire transfer of immediately available funds to the account set forth on Schedule 3.5.

(b) If (i) Seller terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii), (ii) Buyer has knowingly taken any action or knowingly omitted to take any action where such action or failure resulted in the breach or omission in any material respect of any representations or warranties of Buyer set forth herein or any covenants of Buyer contained in this Agreement which are to be performed or observed at or prior to the Closing (including Buyer’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.2) and (iii) as of the date of such termination, Seller has not breached in any material respect any representations or warranties of Seller set forth herein or any covenants of Seller contained in this Agreement which are to be performed or observed at or prior to the Closing (including Seller’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.3), then the Parties shall execute Joint Written Instructions instructing the Escrow Agent to release the Deposit to Seller as liquidated damages, which remedy shall be the sole and exclusive remedy available to Seller for Buyer’s failure to consummate the transactions contemplated by this Agreement or any breach or failure of any representation, warranty or covenant of Buyer contained herein. Buyer and Seller acknowledge and agree that (x) Seller’s actual Damages upon the event of such a termination are difficult to ascertain with any certainty, (y) the Deposit is a reasonable estimate by the Parties of such actual Damages and (z) such liquidated damages do not constitute a penalty.

(c) If this Agreement is terminated in accordance with Section 9.1 and Seller is not entitled to receipt of the Deposit pursuant to the terms set forth in Section 3.3(b), then the Parties shall promptly, but in no event later than three (3) Business Days after the termination of this Agreement, execute Joint Written Instructions instructing the Escrow Agent to release the Deposit to Buyer via wire transfer of immediately available funds to such account(s) as Buyer nominates in writing.

3.4 Purchase Price Adjustments.

(a) No later than four (4) Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a preliminary settlement statement in accordance with this Agreement and generally accepted accounting principles consistently applied by Seller (the “Preliminary Settlement Statement”), which sets forth Seller’s good faith estimate of the Operating Balance and Seller’s good faith calculation of the Closing Payment. For purposes of this Section 3.4(a), the calculation of the Operating Balance set forth in the Preliminary Settlement Statement shall not include the Suspense Funds.

(b) As soon as practicable but no later than the date that is the later of (i) 90 days after the Closing or (ii) two (2) Business Days after the final resolution of all disputed Defects and Title Benefits in accordance with Section 5.2, Seller shall prepare and deliver to Buyer a statement in the same form of and on the same basis as the Preliminary Settlement Statement (the “Proposed Final Settlement Statement”), which sets forth Seller’s calculation of the final Purchase Price and each adjustment or payment that was not set forth on the Preliminary Settlement Statement, including the Suspense Funds. Each Party shall, during normal business hours, grant and provide the other Party access to the Purchased Records in the possession or control of such Party for the purposes of conducting an audit of the information set forth in the Proposed Final Settlement Statement.

(c) Within 30 days following receipt by Buyer of the Proposed Final Settlement Statement, Buyer shall, if applicable, provide Seller with a written objection (a “Notice of Disagreement”) detailing Buyer’s objections, if any, to Seller’s calculation of the final Purchase Price. To the extent such written notice is not delivered by Buyer within such time period, Seller’s calculation of the final Purchase Price, and each component thereof, shall become final and binding upon the Parties.

(d) Any disagreement between Buyer and Seller regarding Seller’s calculation of the final Purchase Price that cannot be resolved within 30 days after the date of the Notice of Disagreement shall be resolved by the Audit Firm, who shall calculate the final Purchase Price in a manner consistent with the Preliminary Settlement Statement and this Agreement in all respects. Seller and Buyer shall each have an opportunity to present its position to the Audit Firm and shall cooperate with the Audit Firm in making available to it any records or work papers requested by the Audit Firm. The determination of the Audit Firm shall be expressly limited to the determination of the final Purchase Price, and the Audit Firm will not render any decision or have any authority to render a decision with respect to any other matter relating to this Agreement, including with respect to any alleged breach of a representation, warranty or covenant by any Party. In making such determination, the Audit Firm shall consider only those items and amounts in the Proposed Final Settlement Statement with which Buyer has disagreed and which are set forth in the Notice of Disagreement. In no event shall the final Purchase Price as determined by the Audit Firm be more favorable to Seller than reflected on the Proposed Final Settlement Statement by Seller nor more favorable to Buyer than shown in the proposed changes set forth in the Notice of Disagreement. Subject to the provisions set forth in this Section 3.4(d), the decision of the Audit Firm shall be set forth in writing and shall be conclusive and binding on the Parties and subject to judicial enforcement. The fees charged by the Audit Firm shall be borne 50% by Buyer and 50% by Seller, and each Party shall bear all of its own costs and expenses associated with the submission of any disputed matters to the Audit Firm.

(e) If the final Purchase Price, as determined pursuant to this Section 3.4, exceeds the sum of (i) the Closing Payment plus (ii) the Deposit, then Buyer shall pay to Seller the amount of such excess. If the final Purchase Price, as determined pursuant to this Section 3.4, is less than the sum of (A) the Closing Payment plus (B) the Deposit, then Seller shall pay to Buyer the amount of such deficiency. Any payment shall be made within three days after the date the final Purchase Price is deemed to be finally determined pursuant to this Section 3.4 via wire transfer of immediately available funds to the account(s) designated in writing by the Party entitled to such payment.

3.5 Closing Payment. At the Closing, Buyer shall pay to Seller the Closing Payment by wire transfer of immediately available funds to the account set forth on Schedule 3.5.

3.6 Proceeds Received and Expenses Paid Post-Closing.

(a) After the Closing, if Buyer or any of its Affiliates receives any proceeds (including any refunds of Seller Taxes) attributable to the ownership, use or operation of the Purchased Assets for periods prior to the Effective Time, then Seller shall be entitled to all such proceeds, and Buyer shall remit to Seller all such proceeds within 30 days of receipt thereof.

(b) After the Closing, if Buyer receives any invoice for any operating expenses or capital costs that are not otherwise the subject of an indemnity from Buyer to Seller pursuant to Section 8.3 and are attributable to the ownership, use or operation of the Purchased Assets for periods prior to the Effective Time, then Buyer shall promptly deliver such invoice to Seller. If Seller does not pay such invoice, or dispute such invoice in good faith, within 20 days following such delivery, Buyer may pay the full amount of such invoice and Seller shall reimburse Buyer for such amount within 30 days following request from Buyer.

(c) During the Transition Services Period, if any, if Seller or any of its Affiliates receives any proceeds attributable to the ownership, use or operation of the Purchased Assets for periods on or after the Effective Time, then Seller shall hold such proceeds until it has (i) processed associated revenue distributions, revenue deductions and tax remittances and has (ii) recouped amounts attributable to Buyer’s account as described in Section 3.6(d). The net amount due to Buyer after such payments and recoupments shall be paid to Buyer by the 25th of each month during the Transition Services Period.

(d) During the Transition Services Period, if any, if Seller receives any invoice for any operating expenses or capital costs that are not otherwise the subject of an indemnity from Seller to Buyer pursuant to Section 8.2 and are attributable to the ownership, use or operation of the Purchased Assets for periods after the Effective Time, then Seller shall pay such invoice and shall include the associated charge in the next joint interest billing that it prepares on behalf of Buyer. Buyer’s working interest share of such charges shall be netted against proceeds otherwise payable to Buyer pursuant to Section 3.6(c).

(e) After the Closing and the Transition Services Period, if any, if Seller or any of its Affiliates receives any proceeds attributable to the ownership, use or operation of the Purchased Assets for periods on or after the Effective Time, then Buyer shall be entitled to all such proceeds, and Seller shall remit to Buyer all such proceeds within 30 days of receipt thereof.

(f) After the Closing and the Transition Services Period, if any, if Seller receives any invoice for any operating expenses or capital costs that are not otherwise the subject of an indemnity from Seller to Buyer pursuant to Section 8.2 and are attributable to the ownership, use or operation of the Purchased Assets for periods after the Effective Time, then Seller shall promptly deliver such invoice to Buyer. If Buyer does not pay such invoice, or dispute such invoice in good faith, within 20 days following such delivery, Seller may pay the full amount of such invoice and Buyer shall reimburse Seller for such amount within 30 days following request from Seller.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

(a) Organization and Good Standing. Seller is a limited partnership existing and in good standing under the laws of the State of Texas. Seller has all requisite limited partnership power and authority to own, lease and operate the Purchased Assets and conduct its business as and where such business is currently being conducted. Seller is qualified or registered to do business and is in good standing as a foreign entity in the State of Louisiana.

(b) Authorization and Enforceability. Seller has the requisite limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited partnership action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and (assuming that this Agreement constitutes a valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

(c) No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Purchased Assets under, any provision of (i) the organizational documents of Seller, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, permit, concession, franchise, license or other agreement or instrument applicable to Seller (other than any Purchased Lease, Purchased Easement or Purchased Contract), (iii) any Purchased Lease, Purchased Easement or Purchased Contract (except as set forth on Schedule 4.1(d)) or (iv) any Laws and Regulations applicable to Seller or the Purchased Assets, except, in the cases of clauses (ii), (iii) and (iv), for any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect on Seller or the Purchased Assets.

(d) Approvals, Consents and Preferential Rights. Except as set forth on Schedule 4.1(d), (i) there are no Required Consents and no other notice to, consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or other Third Party is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby, except for consents or approvals of, or notices to, any Governmental Authority that are customarily obtained or given after closing in connection with the transactions contemplated hereby (collectively, the “Customary Post-Closing Consents”), and (ii) no Purchased Asset is subject to any preferential right to purchase, right of first refusal, right of first offer or similar right which would be binding on Buyer after the consummation of the transactions contemplated hereby.

(e) Proceedings; Orders. Except as set forth on Schedule 4.1(e), there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller or the Purchased Assets affecting the Purchased Assets or that would delay in any material respect, prohibit or restrict the consummation of the transactions contemplated hereby. There are currently no outstanding Orders against Seller or which relate to or arise out of the ownership, use or operation of the Purchased Assets (including the future use of any Purchased Asset or that require remediation or other change in the present condition of any Purchased Asset) or that would delay, in any material respect, prohibit or restrict the consummation of the transactions contemplated hereby.

(f) Brokerage. Neither Seller nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission for which Buyer or any of Buyer’s Affiliates shall directly or indirectly have any responsibility, liability or expense as a result of the transactions contemplated hereby.

(g) Compliance with Laws. Except as set forth on Schedule 4.1(g), Seller has not violated or failed to comply with any Laws and Regulations applicable to the Purchased Assets, except for any such violations or failures as would not have a Material Adverse Effect on Seller or the Purchased Assets. Except as set forth on Schedule 4.1(g), Seller has not received any written notice from any Governmental Authority of any violation of any Laws and Regulations applicable to the Purchased Assets. The representations and warranties contained in this Section 4.1(g) shall not apply to violations of or compliance with Environmental Laws.

(h) Permits. Seller (i) properly obtained and possesses all Permits required to own, lease, operate or use the Purchased Assets under all Laws and Regulations and (ii) is in compliance with all terms, provisions and conditions of the Purchased Permits, except, in the cases of clauses (i) and (ii), for any such failures to possess or comply as would not have a Material Adverse Effect on Seller or the Purchased Assets. All Purchased Permits are in full force and effect, and there are no Proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or any materially adverse modification, or the imposition of any penalty with respect to, any Purchased Permits. The representations and warranties contained in this Section 4.1(h) shall not apply to violations of or compliance with Purchased Permits issued under Environmental Laws.

(i) Leases, Easements and Material Contracts. Except for the Purchased Leases and Purchased Easements, all Material Contracts are listed and described in Exhibit A-4. Seller is not in breach of or default under, nor does Seller have any Knowledge of any other Person being in breach of or default under, nor has Seller received any written notice alleging any such breach of or default under, any Purchased Lease (including the failure to timely and properly pay all accrued bonuses, delay rentals, minimum royalties and royalties), Purchased Easement or Material Contract, and no event has occurred which with notice or lapse of time (or both) would constitute a breach by Seller of or default by Seller under, any such Purchased Lease, Purchased Easement or Material Contract, except, in all cases, for any such breaches or defaults as would not have a Material Adverse Effect on Seller or the Purchased Assets.

(j) Gas Imbalances. Except as set forth on Schedule 4.1(j), (i) there are no aggregate production, pipeline, transportation or processing imbalances existing with respect to the Purchased Assets (“Gas Imbalances”) and (ii) Seller has not received any deficiency payments under gas contracts for which any party has a right to take deficiency gas from Seller, nor has Seller received any payments for production which are subject to refund or recoupment out of future production.

(k) Royalties. Seller has not received any written claims or demands that royalties and other payments due by it under any of the Purchased Leases have not been properly and timely paid or that any conditions necessary to keep the Purchased Leases in force have not been fully performed.

(l) Prepayments. No prepayments for hydrocarbon sales have been received by Seller for hydrocarbons produced from the Purchased Assets which have not been delivered as of the date hereof.

(m) Capital Expenditures. As of the date of this Agreement, except as set forth on Schedule 4.1(m), the presently approved face amount of any currently outstanding and effective authorizations for expenditure or other obligation for capital commitments with respect to the Purchased Assets would not require Buyer to make or incur after the Closing capital expenditures with respect to any individual Purchased Well or Purchased Lease in excess of $100,000.

(n) Future Delivery of Hydrocarbons. Seller is not obligated by virtue of any prepayment arrangement, “take or pay” arrangement, production payment arrangement, gas balancing agreement or otherwise to deliver hydrocarbons produced from the Purchased Assets at some future time without then or thereafter receiving full payment therefor without deduction or credit on account of such arrangement from the price that would otherwise be received.

(o) Taxes.

(i) All Asset Taxes that have become due and payable prior to the Closing Date have been duly and timely paid, and all Tax Returns with respect to Asset Taxes required to be filed prior to the Closing Date have been timely filed and all such Tax Returns are true, correct and complete in all material respects.

(ii) No extension of time within which to file any Tax Return with respect to the Purchased Assets is currently in effect (other than any Tax Return related to Income Taxes).

(iii) There are no Liens on any of the Purchased Assets attributable to Taxes other than statutory Liens for current period Taxes that are not yet due and payable.

(iv) No audit or Proceeding with respect to Asset Taxes has been commenced or is presently pending, and Seller has not received written notice of any pending claim against it from any Governmental Authority for assessment of Asset Taxes, and no such audit, Proceeding or claim has been threatened in writing.

(p) Tax Partnerships. None of the Purchased Assets are subject to any Tax partnership agreement requiring a partnership income Tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(q) Leases. Schedule 4.1(q) contains a true, correct and complete list of all Purchased Leases which (i) are currently held by payment of shut-in royalties, reworking operations, any substitute for production in paying quantities or any other means other than production in paying quantities, or (ii) will expire, terminate or otherwise be materially impaired absent actions by or on behalf of Seller (other than continued production in paying quantities) on or before October 1, 2015, except for any errors or omissions in such list as would not have a Material Adverse Effect on Seller or the Purchased Assets.

(r) Wells and Equipment. Except as set forth on Schedule 4.1(r): (i) all Purchased Wells have been drilled and completed at legal locations and within the limits permitted by all applicable Purchased Leases, contracts and pooling or unit agreements; (ii) no Purchased Well is subject to penalties on allowables on or after the Effective Time because of any overproduction or any other violation of applicable Laws and Regulations; (iii) there are no Purchased Wells located on the Purchased Assets that (A) Seller is currently obligated by applicable Laws and Regulations or any contract to currently plug, dismantle or abandon; or (B) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable Laws and Regulations; and (iv) except as would not, individually or in the aggregate have a Material Adverse Effect, (A) all currently producing Purchased Wells and Purchased Equipment are in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted, and (B) Seller (or the applicable operator) has all easements, rights of way, licenses and authorizations from Governmental Authorities necessary to access, construct, operate, maintain and repair the Purchased Equipment in the ordinary course of business as currently conducted.

(s) Non-Consent Operations. Except as set forth on Schedule 4.1(s), Seller has not elected not to participate in any operation or activity proposed with respect to the Purchased Assets which could result in any of Seller’s interest in any Purchased Asset becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity. Schedule 4.1(s) contains a complete and accurate list of the status of any payout balances for each Purchased Asset which is subject to a reversion or other adjustment at any level of cost recovery or hydrocarbon production from or attributable to such Purchased Asset, as of the dates shown on such schedule with respect to each Purchased Asset.

(t) Environmental. Except as set forth on Schedule 4.1(t), Seller has received no written notice from any applicable Governmental Authority, or operator, surface owner or landowner of a Purchased Asset or any tract effected thereby of any unresolved condition on or with respect to, in relation to or arising from the Purchased Assets (including Permits issued under Environmental Laws) or any operations of Seller or its Affiliates relating thereto which, if true, would constitute violation of, or require remediation under, applicable Environmental Laws.

(u) Hedges. There are no futures, options, swaps or other derivatives with respect to the sale of hydrocarbons from the Purchased Assets that will be binding on the Purchased Assets after the Closing.

(v) Records and Information. The Purchased Records have been maintained in the ordinary course of business, consistent with Seller’s past practice.

(w) Suspense Funds. Schedule 4.1(w) contains a true, correct and complete list of Suspense Funds as of the Effective Time.

(x) No Other Seller Representations. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4.1, THE DEEDS, THE ASSIGNMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.4, SELLER AND ITS REPRESENTATIVES AND ADVISORS HAVE NOT MADE AND MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THE PURCHASED ASSETS OR ANY LIABILITIES OR OPERATIONS RELATED THERETO (INCLUDING THE ASSUMED LIABILITIES), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED, IN EACH CASE INCLUDING, BUT NOT LIMITED TO, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AS TO (I) TITLE TO ANY OF THE PURCHASED ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PURCHASED ASSETS,

(III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE PURCHASED ASSETS, (IV) THE EXISTENCE OF ANY PROSPECT, RECOMPLETION, INFILL OR STEP-OUT DRILLING OPPORTUNITIES, (V) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (VI) THE PRODUCTION OF PETROLEUM SUBSTANCES FROM THE PURCHASED ASSETS, OR WHETHER PRODUCTION HAS BEEN CONTINUOUS, OR IN PAYING QUANTITIES, OR ANY PRODUCTION OR DECLINE RATES, (VII) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE PURCHASED ASSETS, (VIII) INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHT OR (IX) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY. SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS SECTION 4.1, THE DEEDS, THE ASSIGNMENTS OR ANY OTHER AGREEMENTS OR INSTRUMENTS DELIVERED AT THE CLOSING PURSUANT TO SECTION 7.4, BUYER IS PURCHASING THE PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS WITH ALL FAULTS AND DEFECTS AND BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

4.2 Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

(a) Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power and authority to own, lease and operate its assets and properties and conduct its business as and where such business is currently being conducted. Buyer is qualified or registered to do business and is in good standing as a foreign entity in the State of Louisiana and the State of Texas.

(b) Authorization and Enforceability. Buyer has the limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and (assuming that this Agreement constitutes a valid and binding obligation of Seller) constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance and similar laws affecting creditors’ rights generally and except to the extent that general equitable principles may affect the availability of certain remedies.

(c) No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and the compliance by Buyer with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the assets or properties of Buyer under, any provision of (i) the organizational documents of Buyer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, permit, concession, franchise, license or other agreement or instrument applicable to Buyer or (iii) any Laws and Regulations applicable to Buyer or any of its assets or properties, except, in the cases of clauses (ii) and (iii), for any such conflicts, violations, defaults, rights, losses or Liens that would not have a Material Adverse Effect.

(d) Approvals and Consents. No notice to, consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority or other Third Party is required by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for the Customary Post-Closing Consents.

(e) Proceedings; Orders. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against Buyer that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby. There are currently no outstanding Orders against Buyer that would prohibit, restrict or delay in any material respect the consummation of the transactions contemplated hereby.

(f) Brokerage. Neither Buyer nor any of its Affiliates has made any agreement or taken any other action which might cause any Person to become entitled to a broker’s or finder’s fee or commission for which Seller or any of Seller’s Affiliates shall directly or indirectly have any responsibility, liability or expense as a result of the transactions contemplated hereby.

(g) Funding. Buyer has available adequate funds or the means to obtain adequate funds in the aggregate amount sufficient to pay (i) the Purchase Price and (ii) all expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby.

(h) Due Diligence Investigation. Buyer has the expertise, knowledge and sophistication in financial and business matters generally and with respect to the oil and gas industry that make it capable of evaluating, and it has evaluated, the merits and economic risks of its investment in the Purchased Assets. Buyer has had the opportunity to examine all aspects of the Purchased Assets Buyer has deemed relevant and has had access to all information requested by Buyer with respect to the Purchased Assets and the Assumed Liabilities in order to make an evaluation thereof. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied and will rely solely on the provisions of this Agreement and its own independent investigation and evaluation of the Purchased Assets and the value thereof.

ARTICLE 5

TITLE AND ENVIRONMENTAL MATTERS

5.1 Title and Environmental Adjustments.

(a) Buyer shall notify Seller in writing (each a “Defect Notice”) of any claimed Title Defect or Adverse Environmental Condition promptly upon Buyer’s discovery thereof and in no event later than 5:00 p.m., Houston, Texas time, on August 19, 2015 (the “Notice Deadline”); provided, however, that no single Defect may be claimed unless the Defect Value thereof shall exceed $25,000. The Defect Notice shall set forth in reasonable detail (i) the Purchased Asset with respect to which a claimed Defect is made, (ii) the nature of such claimed Defect and (iii) Buyer’s good faith calculation of the Defect Value thereof in accordance with the guidelines set forth in Section 5.3. Each Defect Notice shall be accompanied by supporting documents reasonably necessary for Seller (or any title attorney or examiner hired by Seller) to verify or investigate the existence of the alleged Defect(s). Unless a Defect would constitute a breach of the special warranty in the Deeds or the Assignments, any Defect that is not identified in a Defect Notice by the Notice Deadline shall thereafter be forever waived and expressly assumed by Buyer and shall be deemed to have become a Permitted Lien and an Assumed Liability.

(b) As soon as practicable after Buyer has knowledge thereof, Buyer shall notify Seller in writing of any Title Benefit. Seller may request an increase of the Base Purchase Price by notifying Buyer of such Title Benefit on or before the Notice Deadline (a “Title Benefit Notice”); provided, however, that no single Title Benefit may be claimed unless the Benefit Value thereof shall exceed $25,000. The Title Benefit Notice shall set forth in reasonable detail (i) the Purchased Asset with respect to which a claimed Title Benefit is made, (ii) the nature of such claimed Title Benefit and (iii) Buyer’s good faith calculation of the Benefit Value thereof in accordance with the guidelines set forth in Section 5.3. Each Title Benefit Notice shall be accompanied by supporting documents reasonably necessary for Seller (or any title attorney or examiner hired by Seller) to verify or investigate the existence of the alleged Title Benefit(s). Any Title Benefit that is not identified in a Title Benefit Notice by the Notice Deadline shall thereafter be forever waived.

5.2 Determination of Defects, Benefits and Values. Within five days after a Party’s receipt of any Defect Notice or Title Benefit Notice, such Party shall notify the delivering Party in writing whether such receiving Party agrees with any claimed Defects or Title Benefits contained therein and the proposed Defect Values or Benefit Values therefor, as applicable. If the receiving Party does not agree with any claimed Defect or Title Benefit or the proposed Defect Value or Benefit Value therefor, as applicable, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the Parties cannot reach agreement prior to the Closing concerning either the existence of a Defect or Title Benefit or a Defect Value or Benefit Value regarding any Purchased Asset, then, upon any Party’s written request, the Parties shall retain the applicable Consultant to resolve all points of disagreement relating to Defects, Title Benefits, Defect Values and Benefit Values. If necessary, the Closing shall be deferred only as to those Purchased Assets (or interests therein) with respect to which the existence or value of a Defect (but not a Title Benefit) is an issue until the Consultant has made a determination of the disputed issues with respect thereto. All Purchased Assets (or interests therein) as to which no such dispute(s) exist at the Closing shall be conveyed to Buyer subject to the terms of this Agreement at the Closing. The Consultant’s determination shall be made within 30 days after submission of the matters in dispute and such determination by the Consultant shall be final, conclusive and binding on the Parties and shall be enforceable against any Party in any court of competent jurisdiction. Once the Consultant’s determination has been expressed to the Parties, (i) with respect to Defects and Defect Values, Seller shall have five days in which to advise Buyer in writing which of the options available to Seller under Section 5.4 Seller elects regarding each of the Purchased Assets as to which the Consultant has made a determination, (ii) to the extent that Seller has not elected to exclude such Purchased Assets (or interests therein), Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Purchased Assets (or interests therein) subject to such Defects, and (A) Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Purchased Assets (minus any Defect Values attributable thereto) or (B) to the extent that any such Defect Values with respect to Adverse Environmental Conditions exceed the Allocated Values of the applicable Purchased Assets burdened thereby, Seller shall promptly pay to Buyer an amount equal to such excess and (iii) with respect to Title Benefits and Benefit Values, Buyer shall promptly pay to Seller the aggregate Benefit Values determined by the Consultant, if any. In making its determination, the Consultant shall be bound by the rules set forth in this Article 5. The Consultant shall act as an expert for the limited purpose of determining the specific disputed Defect, Title Benefit, Defect Value or Benefit Value submitted by any Party and may not award damages, interest or penalties to any Party with respect to any matter. The fees charged by the Consultant shall be borne 50% by Buyer and 50% by Seller, and each Party shall bear all of its own costs and expenses associated with the submission of any disputed matters to the Consultant.

5.3 Calculation of Defect Value and Benefit Value.

(a) Different Interests.

(i) As to each Subject Formation as to any Purchased Well, if a Title Defect or Title Benefit represents a discrepancy between (i) the Net Revenue Interest or Working Interest for any Purchased Well and (ii) the Net Revenue Interest or Working Interest set forth in Exhibit A-2 for such Purchased Well, then the Defect Value or the Benefit Value thereof shall be the product of the Allocated Value of such Purchased Well, multiplied by a fraction, the numerator of which is the Net Revenue Interest or Working Interest decrease or increase, as applicable, and the denominator of which is the Net Revenue Interest or Working Interest set forth in Exhibit A-2 for such Purchased Well; provided, however, that if the Title Defect or Title Benefit does not affect the Purchased Well throughout its entire productive life, the Defect Value or the Benefit Value determined pursuant to this Section 5.3(a)(i) shall be reduced to take into account such applicable time period only;

(ii) As to each Subject Formation as to any Purchased Lease, if a Title Defect or Title Benefit represents a discrepancy between (i) the Net Revenue Interest for any Purchased Lease and (ii) the Net Revenue Interest set forth in Exhibit A-1 for such Purchased Lease, then the Defect Value or the Benefit Value thereof shall be the product of the Allocated Value of such Purchased Lease, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease or increase, as applicable, and the denominator of which is the Net

Revenue Interest set forth in Exhibit A-1 for such Purchased Lease; provided, however, that if the Title Defect or Title Benefit does not affect the Purchased Lease throughout its entire productive life, the Defect Value or the Benefit Value determined pursuant to this Section 5.3(a)(ii) shall be reduced to take into account such applicable time period only; and

(iii) As to each Subject Formation as to any Purchased Lease, if a Title Defect of Title Benefit represents a discrepancy in the Net Mineral Acres as to such Subject Formation as to such Purchased Lease (or portion thereof), then the Defect Value or the Benefit Value thereof shall be the product of the Allocated Value for the affected Purchased Lease, multiplied by a fraction, the numerator of which is the Net Mineral Acre decrease or increase, and the denominator of which is the Net Mineral Acre set forth in Exhibit A-1 for such Purchased Lease; provided, however, that if the Title Defect or Title Benefit does not affect the Purchased Lease throughout its entire productive life, the Defect Value or the Benefit Value determined pursuant to this Section 5.3(a)(iii) shall be reduced to take into account such applicable time period only.

(b) Liens. If a Title Defect is a Lien upon a Purchased Asset which is liquidated in amount, then the Defect Value thereof shall be the sum necessary to be paid to the obligee to remove the Lien from such Purchased Asset. If a Title Defect is a Lien upon a Purchased Asset which is not liquidated in amount but can be estimated with reasonable certainty, then the Defect Value thereof shall be the sum necessary to compensate Buyer for the adverse economic effect on such Purchased Asset.

(c) Adverse Environmental Conditions. If a Defect is an Adverse Environmental Condition, then the Defect Value thereof shall be the costs and expenses reasonably necessary to remediate such Adverse Environmental Condition.

(d) Other Defects. If the Defect is of a type not described in Sections 5.3(a) through (c), then the Defect Value thereof shall be determined by taking into account the Allocated Value of the Purchased Asset so affected, the portion of Seller’s interest in the Purchased Asset affected by the Defect, the legal effect of the Defect, the potential economic effect of the Defect over the life of the affected Purchased Asset, the values placed upon the Defect by Seller and Buyer and such other factors as are necessary to make a proper evaluation.

(e) No Duplication. The Defect Value with respect to any Defect shall be determined without duplication of any costs or losses included in another Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of any Defect Value with respect to any Defect.

5.4 Remedies for Defects.

(a) Seller’s Right to Cure or Remediate. Seller shall have the right, but not the obligation, to cure or remediate at or prior to the Closing any Defect accepted by Seller or determined to be a Defect pursuant to Section 5.2. If a Defect to be cured or remediated is not cured or remediated prior to the originally scheduled Closing Date, then Seller may elect to extend the Closing Date for the Purchased Assets (or interests therein) affected by such Defect up to 60 days and complete the cure or remediation. If Seller elects to extend the Closing Date for the Purchased Assets (or interests therein) affected by a Defect, it shall give Buyer written notice of such election at least two days prior to the originally scheduled Closing Date and provide a new date for the Closing Date for such Purchased Assets (or interests therein), in which event (i) the Base Purchase Price for the originally scheduled Closing shall be reduced by the aggregate Allocated Values of all such Purchased Assets for which a new Closing Date has been established and (ii) the Base Purchase Price for the new Closing shall be the aggregate Allocated Values of all such Purchased Assets. All Purchased Assets (or interests therein) as to which no such election has been made shall be conveyed to Buyer subject to the terms of this Agreement on the originally scheduled Closing Date. With respect to any Defect that Seller elects not to cure or remediate or that Seller fails to cure or remediate at or prior to the Closing, the provisions of Section 5.4(b) or Section 5.4(c) shall apply.

(b) Title Defects. In the event of a Title Defect not cured at or prior to the Closing by Seller:

(i) Unless the Parties reach a mutual agreement pursuant to Section 5.4(b)(ii) or Seller elects to exclude pursuant to Section 5.4(a), the Parties shall include the Purchased Asset (or interest therein) affected by such Title Defect in this Agreement and not cure such Title Defect, in which event (A) the Base Purchase Price shall be reduced by the Defect Value related to such Title Defect and (B) Seller shall have no other or further obligation or liability in respect of such Title Defect; or

(ii) The Parties may, upon mutual written agreement, exclude from this Agreement the Purchased Asset (or interest therein) affected by such Title Defect and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset, in which event the Base Purchase Price shall be reduced by the aggregate Allocated Values of all such excluded Purchased Assets.

Any failure by Seller and Buyer to reach mutual agreement for the exclusion of a Purchased Asset in Section 5.4(b)(ii) above by the Closing Date shall be deemed hereunder to be an election by Seller and Buyer of the default option set forth in Section 5.4(b)(i) above.

(c) Adverse Environmental Conditions. In the event of an Adverse Environmental Condition not cured or remediated at or prior to the Closing by Seller:

(i) Unless the Parties reach a mutual agreement pursuant to Section 5.4(c)(ii) or Seller elects to exclude pursuant to Section 5.4(a), the Parties shall include the Purchased Asset (or interest therein) affected by such Adverse Environmental Condition in this Agreement and not remediate such Adverse Environmental Condition, in which event (A) the Base Purchase Price shall be reduced by the Defect Value related to such Adverse Environmental Condition and (B) subject to Section 5.2(ii)(B), Seller shall have no other or further obligation or liability in respect of such Adverse Environmental Condition; provided, however, that if, notwithstanding the limitation set forth in Section 5.4(e)(ii), the Defect Value for such Adverse Environmental Condition exceeds the aggregate Allocated Value(s) of the affected Purchased Asset(s), Buyer shall have the option, exercisable in writing delivered to

Seller, to exclude from this Agreement the Purchased Asset (or interest therein) affected by such Adverse Environmental Condition and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset, in which event the Base Purchase Price shall be reduced by the aggregate Allocated Values of all such excluded Purchased Assets; or

(ii) The Parties may, upon mutual written agreement, exclude from this Agreement the Purchased Asset (or interest therein) affected by such Adverse Environmental Condition and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset, in which event the Base Purchase Price shall be reduced by the aggregate Allocated Values of all such excluded Purchased Assets.

Any failure by Seller and Buyer to reach mutual agreement for the exclusion of the Purchased Asset in Section 5.4(c)(ii) above by the Closing Date shall be deemed hereunder to be an election by Seller and Buyer of the default option set forth in Section 5.4(c)(i) above.

(d) Effect of Remedies. (i) Any adjustments to the Base Purchase Price pursuant to Section 5.4(b) or Section 5.4(c) shall be taken into account in determining the Closing Payment and (ii) any Purchased Assets (or interests therein) excluded from this Agreement in accordance with the terms of Section 5.4(b)(ii) or Section 5.4(c)(ii) shall be excluded from the Closing and deemed deleted from the exhibits and schedules hereto.

(e) Limitations. Notwithstanding anything herein to the contrary: (i) Buyer may not assert any Defect after the Notice Deadline; (ii) in no event shall the Defect Value for any Title Defect or any Adverse Environmental Condition exceed the Allocated Value of the affected Purchased Asset; (iii) no reduction of the Base Purchase Price shall be made for Defects unless and until the aggregate uncured Defect Values exceed the Defect Threshold, and only then to the extent of the excess over the Defect Threshold; (iv) no increase of the Base Purchase Price shall be made for Title Benefits unless and until the aggregate Benefit Values exceed the Defect Threshold, and only then to the extent of the excess over the Defect Threshold; and (v) except as expressly set forth in this Agreement, this Article 5 sets forth Buyer’s sole remedies for all Defects (other than any claim or liability arising out of or attributable to any breach or failure of Seller’s special warranty of title set forth in any Assignment).

5.5 Consents.

(a) After the date hereof and prior to the Closing, Seller shall use commercially reasonable efforts to obtain the written consent from any Third Party with respect to any Transferred Contract that is required to permit the sale, transfer and assignment of such Transferred Contract pursuant to the terms and conditions thereof (collectively, the “Required Consents”). Notwithstanding anything in this Agreement to the contrary, neither Party shall be obligated to make any payments to any Third Party holder of any Required Consent or incur any other material burden in order to comply with the requirements set forth in this Section 5.5 and the failure to obtain any such Required Consent shall not be deemed a breach of any covenant or condition of any Party hereunder. Seller shall promptly, but in no event later than five (5) Business Days after the date hereof, deliver requests for the Required Consents to all Persons holding such rights to consent under all Required Consents.

(b) If there are any Required Consents that have not been obtained as of the Closing, then the provisions of Section 5.5(b)(i) or Section 5.5(b)(ii) shall apply.

(i) If the sum of (x) the aggregate Allocated Values of the Transferred Contracts as to which any Required Consents were not obtained (collectively, the “Restricted Contracts”) and all other Purchased Assets reasonably related to the Restricted Contracts due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of the Restricted Contracts (collectively with the Restricted Contracts, the “Restricted Assets”) plus (y) the aggregate uncured Defect Values of all Defects validly asserted on or prior to the Closing does not exceed the Defect Threshold, then (A) to the extent Buyer elects, the Closing with respect to the Restricted Assets identified by Buyer shall, subject to the terms of this Section 5.5(b)(i), be deferred and excluded from the initial Closing hereunder, (B) the Parties shall proceed to close the transaction in accordance with Article 7 (and the other terms and conditions herein) without any adjustment of the Base Purchase Price and (C) Seller shall continue after the Closing to use commercially reasonable efforts to obtain the written consent from any Third Party with respect to all un-obtained Required Consents. In the event of the foregoing, to the extent Buyer elects, notwithstanding anything herein to the contrary (including Sections 2.1 and 2.2), neither this Agreement nor any of the other Transaction Documents shall constitute a sale, assignment, assumption, transfer, conveyance or delivery, or an attempted sale, assignment, assumption, transfer, conveyance or delivery, of the Restricted Assets, and following the Closing, until the earlier of the term of the applicable Restricted Contract or December 31, 2015 (the “Missing Consent Period”), Seller and Buyer shall, subject to Section 5.5(a), use their commercially reasonable efforts, and cooperate with each other, to obtain the Required Consent relating to each Restricted Contract as quickly as practicable. Pending the obtaining of the Required Consent relating to any Restricted Contract, Seller and Buyer shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of the use of the Restricted Assets (or interest therein) on and after the Closing Date (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer, at Buyer’s cost and expense, of any and all rights of Seller against a Third Party thereunder), subject to the burdens of use of the Restricted Contract (or any liability arising thereunder, including the defense of Seller, at Buyer’s cost and expense, of any claims made or asserted by a Third Party thereunder). Upon Seller obtaining a Required Consent for a Restricted Contract, Seller shall promptly assign, transfer, convey and deliver such Restricted Assets (or interest therein) to Buyer without any further monetary consideration, and Buyer shall expressly assume the obligations under such Restricted Assets assigned to Buyer, as provided in this Agreement, from and after the date of assignment to Buyer pursuant to a special purpose assignment and assumption agreement substantially similar in terms to the Assignments (which special purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer). If Seller has not obtained such Required Consent for a Restricted Contract by the expiration of the Missing Consent Period, Buyer may elect (A) for Seller to promptly assign, transfer, convey and deliver such Restricted Assets (or interest therein) to Buyer without any further monetary consideration, and Buyer shall expressly assume the obligations under such Restricted Assets assigned to Buyer, as provided in this Agreement, from and after the date of assignment to Buyer pursuant to a special purpose assignment and assumption agreement substantially similar in terms to the Assignments (which special purpose agreement the Parties shall prepare, execute and deliver in good faith at the time of such transfer) to obtain an assignment or (B) forfeit its right to receive an assignment of such Restricted Assets and Seller shall immediately pay to Buyer an amount equal to the aggregate Allocated Values of such Restricted Contract and such other Restricted Assets.

(ii) If the sum of (x) the aggregate Allocated Values of the Restricted Assets plus (y) the aggregate uncured Defect Values of all Defects validly asserted on or prior to the Closing exceeds the Defect Threshold, then, to the extent Buyer elects, each Restricted Asset (or interest therein) shall be excluded from the Closing and (A) the Parties shall proceed to close the transaction in accordance with Article 7 with a reduction of the Base Purchase Price by an amount equal to the Allocated Value for such Restricted Asset and (B) Seller shall retain such Restricted Asset. During the period from the Closing until the day prior to final settlement required in accordance with Section 3.4 (the “Post-Closing Period”), Seller and Buyer shall use their commercially reasonable efforts (but without any obligation to pay any amounts to any Third Party), and cooperate with each other, to obtain the Required Consent relating to each Restricted Contract as quickly as practicable. In the event that Seller obtains a Required Consent for a Restricted Contract prior to the expiration of the Post-Closing Period, (A) Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to such Restricted Contract, (B) Seller shall assign, transfer, convey and deliver to Buyer such Restricted Contract (or interest therein) and all other Restricted Assets (or interests therein) related to such Restricted Contract, and Buyer shall expressly assume the obligations under such Restricted Contract and Restricted Assets, as provided in this Agreement, from and after the date of assignment to Buyer pursuant to a special purpose assignment and bill of sale substantially in the form of the Assignments (which special purpose assignment and bill of sale the Parties shall prepare, execute and deliver in good faith at the time of such transfer) and (C) Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Restricted Contract and such other Restricted Assets.

5.6 Preferential Rights.

(a) After the date hereof, Seller shall promptly, but in no event later than five (5) Business Days after the date hereof, notify all holders of preferential rights to purchase all or any portion of the Purchased Assets (“Preferential Rights”) of their rights as result of this Agreement.

(b) In the event that any holder of Preferential Right exercises such Preferential Right prior to the Closing, the Purchased Assets subject to such Preferential Right (as well as all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset) shall be excluded and deleted from this Agreement, the Base Purchase Price shall be reduced by an amount equal to the aggregate Allocated Values of such affected Purchased Assets and, subject to Sections 7.2 and 7.3, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein), if any.

(c) In the event that any holder of Preferential Right fails to exercise such Preferential Right prior to the Closing and the time period for exercise or waiver of such Preferential Right has not yet expired, the Purchased Assets subject to such Preferential Right and all other Purchased Assets as may be reasonably necessary to effect the exclusion of the affected Purchased Asset due to any uniformity of interest provisions, unit agreements or other contractual or operational restrictions on the transfer of such affected Purchased Asset shall be retained by Seller and the Base Purchase Price shall be reduced by an amount equal to the aggregate Allocated Values of such Purchased Assets, and, subject to Sections 7.2 and 7.3, the Closing shall occur as to the remainder of the Purchased Assets (or interests therein), if any.

(d) If, subsequent to the Closing, any Preferential Right is waived, or if the time period otherwise set forth for exercising such Preferential Right expires, in either case prior to the expiration of the Post-Closing Period, Seller and Buyer shall effect a Closing pursuant to Article 7 (and the other terms and conditions herein) with respect to, and Seller shall transfer to Buyer, the Purchased Assets (or interests therein) subject to such Preferential Right, and Buyer shall pay to Seller an amount equal to the aggregate Allocated Values of such Purchased Assets.

5.7 Casualty and Condemnation. If, after the date of this Agreement but prior to the Closing Date, any portion of the Purchased Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (each a “Casualty Event”), the Parties shall nevertheless be required to consummate the transactions contemplated by this Agreement. In the event that the aggregate amount of costs and expenses associated with repairing, restoring or replacing all Purchased Assets affected by Casualty Events exceeds the Defect Threshold, Seller must elect, by written notice to Buyer prior to the Closing Date, either to (i) cause the Purchased Assets affected by the Casualty Events to be repaired, restored or replaced, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) indemnify Buyer, pursuant to an agreement to be executed at the Closing reasonably acceptable to the Parties, against any costs or expenses that Buyer reasonably incurs to repair, restore or replace the Purchased Assets or (iii) treat the costs and expenses associated with repairing, restoring or replacing the affected Purchased Assets as Defects under this Article 5. In each case, Seller shall retain all rights to insurance and other claims against Third Parties with respect to the Casualty Events, except to the extent the Parties otherwise agree in writing.

5.8 Termination as a Remedy. In the event that the aggregate sum of (i) the Defect Values attributable to uncured Defects related to the Purchased Assets which were the subject of a Defect Notice delivered no later than the Notice Deadline, plus (ii) the Allocated Values of all Restricted Contracts as to which any Required Consents are not obtained by the Closing and all other Restricted Assets reasonably related to such Restricted Contracts, plus (iii) the Allocated Values of all Purchased Assets for which applicable Preferential Rights have been validly exercised on or before the Closing Date plus (iv) the aggregate amount of costs and expenses associated with repairing, restoring or replacing the Purchased Assets affected by Casualty Events, exceeds $11,250,000, then either Buyer or Seller may elect to terminate this Agreement and upon such election, notwithstanding anything herein to the contrary, no Party shall have any further liability or obligation to the other hereunder, except that (A) Seller shall be obligated to promptly return the Deposit to Buyer via wire transfer of immediately available funds to the account designated in writing by Buyer and (B) the indemnification obligations set forth in Section 6.2 shall survive such termination and be enforceable in accordance with the terms hereof.

ARTICLE 6

COVENANTS

6.1 General. Each of Buyer and Seller shall use its reasonable efforts in good faith to take all actions and to do all things necessary or advisable in order to consummate and make effective the purchase and sale of the Purchased Assets contemplated by this Agreement, including satisfaction of the closing conditions set forth in Article 7.

6.2 Access. From and after the date of this Agreement and until the Closing Date, Seller shall permit Buyer’s officers, employees, agents and advisors, at Buyer’s sole risk and expense, to (i) have reasonable access to the Purchased Assets (so long as such access occurs during normal business hours or at mutually agreeable times and does not unreasonably interfere with the operation of the Purchased Assets) to observe the condition, use and operation of the Purchased Assets and to facilitate the transactions contemplated by this Agreement and (ii) otherwise perform due diligence activities, including title searches and physical and environmental investigations and inspections of the Purchased Assets to the extent reasonably necessary to conduct and prepare a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-13) covering such Purchased Assets (“Phase I”); provided, however, that Buyer shall not conduct any other physical environmental examination (including, but not limited to a Phase II Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase II Environmental Site Assessment Process (Publication Designation: E1903-97) (“Phase II”)) or any other soil or water tests or borings or other invasive tests or examinations with respect to the Purchased Assets without the prior written consent of Seller. In the event that Seller withholds consent for Buyer to conduct any requested Phase II or additional environmental investigation of any Purchased Asset that a Phase I indicates the need thereof, such Purchased Asset (or interest therein) shall be excluded from the transactions contemplated under this Agreement and (i) the Base Purchase Price shall be adjusted downward by an amount equal to the Allocated Value of such excluded Purchased Asset in accordance with the terms of Section 5.4(c)(ii), and (ii) such excluded Purchased Asset (or interest therein) shall be deemed to be deleted from the exhibits and schedules hereto. Buyer agrees to maintain the confidentiality of all information acquired by Buyer pursuant to this Section 6.2 in accordance with the terms of the Confidentiality Agreement. Buyer agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages arising out of or relating to access to the Purchased Assets prior to the Closing by Buyer, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any Seller Indemnified Parties (but excluding gross negligence or willful misconduct on the part of any Seller Indemnified Parties).

6.3 Conduct of Seller’s Business. From and after the date of this Agreement and until the Closing Date, Seller agrees that:

(a) Seller shall maintain, operate and administer the Purchased Assets utilizing prudent oilfield practices, in the ordinary course of business and consistent with past practice and in compliance with all applicable Laws and Regulations and contracts;

(b) Seller shall:

(i) not, except as set forth on Schedule 4.1(m), agree to, approve or incur any authorizations for expenditure, cost or other obligation for commitments with respect to any individual Purchased Well or Purchased Lease in excess of $100,000;

(ii) not sell, assign, transfer or lease or agree to sell, assign, transfer, lease or otherwise dispose of any of the Purchased Assets, except for (A) sales and dispositions of oil and gas in the ordinary course of business and (B) sales and dispositions of equipment and materials that are surplus, obsolete or replaced (if such replaced equipment and materials is of better or comparable value or utility in order to maintain, repair and operate the Purchased Assets);

(iii) not subject any of the Purchased Assets to any Lien (other than a Permitted Lien);

(iv) not modify, amend, extend or terminate any Purchased Lease, Purchased Easement or Purchased Contract;

(v) not waive, compromise or settle any material rights under any Purchased Lease, Purchased Easement or Purchased Contract;

(vi) maintain insurance coverage on the Purchased Assets in the amounts and of the types currently in force;

(vii) use commercially reasonable efforts to maintain in full force and effect all Purchased Leases provided, however, that this Section 6.3(b)(vii) shall not require any action by Seller with respect to any Purchase Lease associated with a Purchased Well incapable of producing in paying quantities in the ordinary course of business; and;

(viii) maintain all Permits used, or held for use, in connection with the ownership or operation of the Purchased Assets, or with the production or treatment of hydrocarbons from, or attributable to, the Purchased Assets, including all Purchased Permits;

(ix) not grant or create any preferential right to purchase, right of first refusal, preferential purchase right, right of first negotiation, option or transfer restriction or similar right, obligation or requirement with respect to the Purchased Assets, except in connection with the renewal or extension of Purchased Leases after the Effective Time if granting such right or requirement is a condition of such renewal or extension; and

(x) not waive, release, assign, settle or compromise any claim, action or proceeding relating to the Purchased Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of $50,000 individually or in the aggregate (excluding amounts to be paid under insurance policies).

Buyer’s approval of any action restricted by this Section 6.3 shall not be unreasonably withheld or delayed and shall be considered granted 10 days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s notice) after Seller’s notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary during that period. Notwithstanding the foregoing provisions of this Section 6.3, in the event of an emergency, Seller may take such action as reasonably necessary and shall notify Buyer of such action promptly thereafter.

6.4 Taxes.

(a) To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes (“Transfer Taxes”) are payable by reason of the sale of the Purchased Assets under this Agreement, such Transfer Taxes shall be borne and timely paid 50% by Buyer and 50% by Seller. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Laws and Regulations, the amount of any such Transfer Taxes.

(b) Seller shall be responsible for all ad valorem, production, severance, sales, use and similar Taxes assessed by any Governmental Authority with respect to the Purchased Assets or the production therefrom (“Asset Taxes”) for any period prior to the Effective Time, and Buyer shall be responsible for all Asset Taxes for any period that begins on or after the Effective Time. For purposes of allocating Asset Taxes to the period ending prior to the Effective Time and the period beginning on or after the Effective Time, (i) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated based on the ratio of the number of days in the year prior to (for Seller) and on and after (for Buyer) the Effective Time to the total number of days in the year, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (iii)), shall be allocated to the period in which the transaction giving rise to such Asset Taxes occurred and (iii) Asset Taxes that are based upon or related to the severance or production of Hydrocarbons shall be allocated to the period in which the severance or production giving rise to such Asset Taxes occurred. To the extent the actual amount of an Asset Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Asset Tax pursuant to Section 3.4 (including the calculation of the Operating Balance) or such Asset Taxes are not otherwise accounted for in the Operating Balance, upon the determination of the actual amount of such Asset Tax, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 6.4(b), taking into account Asset Taxes that were included in the determination of the Operating Balance.

(c) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit or Proceeding with respect to Taxes relating to the Purchased Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit or Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. The Seller and the Buyer agree to retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority.

6.5 Transaction Expenses. Except as expressly provided otherwise herein, each Party shall pay its own expenses and the fees and expenses of its counsel, accountants, consultants and other experts and representatives incurred in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

6.6 Maintenance of Books and Records.

(a) At the Closing, Seller shall deliver to Buyer the Purchased Records.

(b) Buyer and Seller shall cooperate fully with one another after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client or other legal privilege) each Party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Purchased Assets (whether in the possession of Seller or Buyer). No files, books or records existing at the Closing Date and relating in any manner to the Purchased Assets shall be destroyed by any Party for a period of two years after the Closing Date (or such longer period as is required by applicable Laws and Regulations or any applicable joint operating agreement) without giving the other Party at least 30 days prior written notice, during which time such other Party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this Section 6.6 shall be during normal business hours and upon not less than two days prior written request, shall be subject to such reasonable limitations as the Party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the Party entitled to claim the same.

(c) For a period of three (3) years following the Closing, Seller shall, and shall cause its Affiliates to, retain all books, records, information and documents in its or its Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Purchased Assets or otherwise relating to Seller or its Affiliates, except to the extent originals or copies thereof are transferred to Buyer in connection with Closing.

6.7 Confidentiality. The respective obligations of the Parties with regard to the use and disclosure of information provided to one Party by the other are set forth in the Confidentiality Agreement. As of the Closing, the Confidentiality Agreement and all obligations thereunder shall automatically terminate without further action by either Party. Notwithstanding anything in the Confidentiality Agreement or this Agreement to the contrary, Seller and Buyer shall consult with each other with regard to all publicity and other public releases concerning this Agreement and the transactions contemplated hereby; provided, however, that nothing contained in this Agreement or the Confidentiality Agreement shall restrict either Party or any Affiliate of either Party from making any disclosure required by applicable Laws and Regulations or the applicable rules of any stock exchange.

6.8 Names. As soon as reasonably possible after the Closing, but in no event later than 60 days after the Closing, Buyer shall remove the names of Seller, including “Penn Virginia,” “Penn Virginia Oil & Gas,” “Penn Virginia MC Energy” and all variations thereof, from all of the Purchased Assets and make the requisite filings with, and provide the requisite notices to, the appropriate Governmental Authorities to place the title or other indicia of ownership, including operation of the Purchased Assets, in a name other than any name of Seller or any variations thereof.

6.9 Further Assurances. At or after the Closing, either Party, at the request of the other Party and without additional consideration, shall execute and deliver to the requesting Party all such further assignments, deeds, agreements, contracts, instruments and other documents as the requesting Party may reasonably request in order to perform, accomplish, perfect or record, if reasonably necessary, the sale, assignment, transfer and delivery to Buyer of the Purchased Assets acquired by Buyer hereunder as contemplated by this Agreement, to obtain the Customary Post-Closing Consents and to otherwise carry out the intention of this Agreement.

6.10 Revised Schedules. On one or more occasions not later than four (4) Business Days prior to the Closing Date, Seller may prepare and deliver to Buyer revised Schedules to this Agreement relating to the representations and warranties set forth in Section 4.1, which revised Schedules may include new Schedules to the extent that any of the representations and warranties set forth in Section 4.1 do not provide for Schedules, reflecting events or changes in circumstances occurring after the date of this Agreement. Prior to the Closing, any such revised or supplemental Schedules shall be for informational purposes only and of no force or effect in connection with determining whether the conditions to the Closing set forth in Section 7.2 have occurred or been satisfied. In the event that the Closing occurs, then for the sole purposes of the indemnification provisions set forth in Article 8, any representations and warranties of Seller as set forth in Section 4.1 shall be subject to, and modified by, any such timely delivered revisions or supplements to the Schedules to this Agreement.

6.11 Bonds. The Parties understand that no bonds, letters of credit and guarantees relating to the Purchased Assets are to be transferred to Buyer. On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees set forth on Schedule 6.11 (but only to the extent such replacements are necessary or required under the Purchased Contracts or by applicable Laws and Regulations).

6.12 Employment Matters.

(a) Within five (5) days of execution of this Agreement, Seller will provide Buyer a list of employees of Seller and its Affiliates who are directly and exclusively employed full-time in the operation of the Purchased Assets (collectively, the “Available Employees”). Such list shall include for each Available Employee the current job title and work location (but in no event any base salary, hourly wage rate information or other compensation information). From the date that the Seller provides Buyer the list of Available Employees until the Closing Date, Seller and its Affiliates shall cooperate with Buyer or Buyer’s Affiliates in permitting Buyer or Buyer’s Affiliates to interview, on a voluntary basis, each Available Employee identified on such list, so as to make selection decisions and communicate to such employees any information concerning employment offers and employment with Buyer or Buyer’s Affiliates after the Closing Date.

(b) Buyer, or Buyer’s Affiliates, may, at its sole discretion, offer employment with Buyer, or Buyer’s Affiliates to those Available Employees that Buyer or Buyer’s Affiliates select. Offers of employment made by Buyer or Buyer’s Affiliates to Available Employees pursuant to this Section 6.12(b) shall be under the terms and conditions as determined by Buyer and Buyer’s Affiliates in their sole discretion.

ARTICLE 7

CLOSING

7.1 Time and Place of Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on August 31, 2015 (the “Closing Date”) at 10:00 a.m. in the offices of Seller at 840 Gessner Road, Suite 800, Houston, Texas 77024, or at such other time and place as agreed to by the Parties. Notwithstanding the foregoing, the purchase and sale of the Purchased Assets shall be effective as of 12:01 a.m., Houston, Texas time, on May 1, 2015 (the “Effective Time”).

7.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Seller set forth in Section 4.1 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Material Adverse Effect) at and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Seller shall have performed and complied with in all material respects (and in all respects, in the case of obligations covenants and agreements qualified by materiality or Material Adverse Effect) all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Seller and Buyer shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(d) no Order or Proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement; and

(e) Seller shall have delivered to Buyer or be currently capable of and prepared to deliver all of the deliveries required by Section 7.4.

(f) there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Seller or any Affiliate of Seller; and

Buyer may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing.

7.3 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions:

(a) the representations and warranties of Buyer set forth in Section 4.2 shall be true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or Material Adverse Effect) at and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Buyer shall have performed and complied with in all material respects (and in all respects, in the case of obligations covenants and agreements qualified by materiality or Material Adverse Effect) all of its obligations, covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing;

(c) Buyer and Seller shall each be in compliance with all material regulatory requirements of all applicable Governmental Authorities necessary to consummate the transactions contemplated herein (all of which shall be in full force and effect as of the Closing);

(d) no Order or Proceeding shall be outstanding or pending that restrains, enjoins or otherwise prohibits, or could reasonably be expected to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement;

(e) Buyer shall have delivered to Seller or be currently capable of and prepared to deliver all of the deliveries required by Section 7.5; and

(f) there shall be no bankruptcy, reorganization, receivership or arrangement proceedings pending against Buyer or any Affiliate of Buyer.

Seller may waive any condition specified in this Section 7.3 if it executes a writing so stating at or prior to the Closing.

7.4 Deliveries by Seller at Closing. At the Closing, Seller shall execute and deliver, or cause to be executed and delivered, or just delivered, where no execution is required, to Buyer:

(a) one or more deeds containing a special warranty of title in substantially the form of Exhibit C conveying to Buyer all of the owned real property included in the Purchased Assets (collectively, the “Deeds”);

(b) one or more assignments and bills of sale containing a special warranty of title in substantially the form of Exhibit D conveying to Buyer all of the Purchased Assets (collectively, the “Assignments”);

(c) transfer orders or letters-in-lieu thereof, as applicable, directing all buyers of production to make payments in the future directly to Buyer of proceeds attributable to production from the Purchased Assets (the “Production Payment Documents”);

(d) any required change of operator forms and similar forms necessary to transfer the operatorship of the Purchased Assets from Seller or its designated operator to Buyer or its designated operator;

(e) such assignments and consents necessary to transfer to Buyer all Purchased Permits which are transferable to Buyer under applicable Laws and Regulations;

(f) a transition services agreement in substantially the form of Exhibit E for Seller to provide for the accounting and the administration (including regulatory reporting, marketing and other related services) of the Purchased Assets for a period of up to three (3) months after the Closing (the “Transition Services Agreement”);

(g) a certificate signed by an officer of Seller certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied or validly waived;

(h) a certificate signed by an officer of Seller certifying that Seller is not a foreign person in accordance with Section 1.1445-2(b) of the Treasury Regulations;

(i) joint written instructions to the Escrow Agent to release the Deposit to Seller from the Escrow Account by federal funds wire transfer of immediately available funds to the account designated pursuant to Schedule 3.5 (the “Joint Written Instructions”);

(j) exclusive possession of the Purchased Assets; and

(k) any other agreements, documents, certificates, approvals, consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Deliveries by Buyer at Closing. At the Closing, Buyer shall execute and deliver or cause to be executed and delivered, or just delivered, where no execution is required, to Seller the following:

(a) the Closing Payment as provided in Section 3.5;

(b) the Assignments;

(c) the Production Payment Documents;

(d) any required change of operator forms and similar forms necessary to transfer the operatorship of the Purchased Assets from Seller or its designated operator to Buyer or its designated operator;

(e) such assignments and consents necessary to transfer to Buyer all Purchased Permits which are transferable to Buyer under applicable Laws and Regulations;

(f) the Transition Services Agreement;

(g) a certificate signed by an officer of Buyer certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied or validly waived;

(h) the Joint Written Instructions; and

(i) any other agreements, documents, certificates, approvals consents or other instruments reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 8

INDEMNIFICATION

8.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties in this Agreement or any certificate delivered pursuant to this Agreement shall survive and continue in full force and effect as follows (each applicable period, the “Survival Period”):

(a) All of the representations, warranties and covenants of Seller contained in Sections 4.1 (other than the Fundamental Representations and the representations and warranties contained in Sections 4.1(o) and (p)) and 6.3 shall survive the Closing and continue in full force and effect for a period of nine (9) months after the Closing;

(b) All of the representations, warranties and covenants of Seller set forth in Sections 4.1(o) and (p) and 8.2(c) shall continue in full force and effect until 30 days after expiration of the applicable statute of limitations;

(c) All of the representations, warranties and covenants of Buyer contained in Sections 4.2 (other than the Fundamental Representations) shall survive the Closing and continue in full force and effect for a period of nine (9) months after the Closing;

(d) All of the Fundamental Representations shall continue in full force and effect indefinitely; and

(e) All of the covenants set forth herein (other than those set forth in Sections 6.3) shall continue in full force and effect indefinitely.

After the expiration of the applicable Survival Period for a particular representation, warranty or covenant, such representation, warranty or covenant shall automatically expire and terminate. Any claim for indemnification with respect to any breach of any representation, warranty or covenant which is not asserted within the applicable Survival Period by a written notice given as herein provided that identifies the breach underlying such claim may not be pursued and shall be thereafter forever barred.

8.2 Indemnification By Seller. In the event that the Closing occurs, then Seller hereby agrees to indemnify, defend and hold Buyer and its Affiliates, each of its and their respective shareholders, members, partners, directors, officers, employees and agents and each of their respective successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against any and all Damages directly or indirectly arising out of, resulting from or in connection with any of the following:

(a) the breach of or inaccuracy in any representation or warranty made by Seller in this Agreement or any certificate delivered pursuant to this Agreement;

(b) the breach of or default in the performance by Seller of any covenant, agreement or obligation in this Agreement;

(c) any Seller Taxes; and

(d) the Retained Liabilities; provided, however, that any claim for indemnification pursuant to this Section 8.2(d) relating to subparts (i), (iv) and (v) of the definition of “Retained Liabilities” must be asserted by a notice given as herein provided within two (2) years of the Closing and any claim as to such matters not asserted within such time period may not be pursued and shall be thereafter forever barred.

8.3 Indemnification By Buyer. In the event that the Closing occurs, Buyer agrees to indemnify, defend and hold Seller and its Affiliates, each of its and their respective shareholders, members, partners, directors, officers, employees and agents and each of their respective successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against any and all Damages directly or indirectly arising out of, resulting from or in connection with any of the following:

(a) the breach of or inaccuracy in any representation or warranty made by Buyer in this Agreement or any certificate delivered pursuant to this Agreement;

(b) the breach of or default in performance by Buyer of any covenant, agreement or obligation in this Agreement;

(c) any Taxes apportioned to Buyer pursuant to Section 6.4; and

(d) the Assumed Liabilities.

8.4 Indemnification Procedures. All claims for indemnification under this Agreement related to Third Party Claims shall be asserted and resolved pursuant to this Section 8.4.

(a) Promptly after the receipt by any Person seeking indemnification hereunder (an “Indemnified Party”) of a notice of any Proceeding by any Third Party that may be subject to indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall give written notice of such Third Party Claim to the indemnifying Party (the “Indemnifying Party”) stating the nature and basis of the Third Party Claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.

(b) The Indemnifying Party, at its own expense, shall have the right, exercisable within 30 days of receipt of notice of the Third Party Claim, to assume the defense of the Indemnified Party against the Third Party Claim so long as (i) the Indemnifying Party acknowledges its obligations to indemnify the Indemnified Party for such Third Party Claim and proceeds in good faith and in a timely manner and (ii) such Third Party Claim involves (and continues to involve) solely monetary damages.

(c) So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 8.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party shall pay all costs and expenses of counsel for the Indemnified Party (A) for all periods prior to such time as the Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such Third Party Claim and (B) if there is a conflict of interest between the Indemnifying Party and the Indemnified Party, (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).

(d) The Parties shall use commercially reasonable efforts to minimize Damages from Third Party Claims and shall act in good faith and in a timely manner in responding to, defending against, settling or otherwise dealing with Third Party Claims. The Parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party’s prior written consent, which consent shall not unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such claim involves equitable or other non-monetary relief.

8.5 Other Limitations on Indemnification.

(a) Seller shall not have any liability to the Buyer Indemnified Parties pursuant to Section 8.2(a) with respect to any breach of any representation or warranty set forth in Section 4.1 (other than any Fundamental Representation or any representation or warranty in Sections 4.1(o) or (p)) unless and until the aggregate amount of all of the Damages to the Buyer Indemnified Parties exceeds the Indemnification Threshold, in which case the Buyer Indemnified Parties shall be entitled to indemnification as to such breach of any representation or warranty set forth in Section 4.1 (other than any Fundamental Representation) only to the extent of the excess over the Indemnification Threshold. There shall be no threshold or deductible with respect to (i) Seller’s obligations to Buyer pursuant to Section 8.2(a) with respect to any breach of any Fundamental Representation, any representation or warranty in Sections 4.1(o) or (p) or pursuant to Section 8.2(b) or Section 8.2(c) or (ii) Buyer’s obligations to Seller pursuant to Section 8.3.

(b) The aggregate liability of Seller pursuant to this Article 8 (other than with respect to any breaches of any Fundamental Representations) shall in no event exceed, individually or in the aggregate, $15,000,000. Subject to Section 8.5(c), Seller’s liability pursuant to Section 8.2(a) with respect to any breach of any Fundamental Representation shall, in each case, be without limit. Subject to Section 8.5(c), Buyer’s liability pursuant to Section 8.3 shall, in each case, be without limit. Notwithstanding anything herein to the contrary, Seller’s liability pursuant to the special warranty of title contained in any Deed, Assignment or other assignment relating to the Purchased Assets shall, in each case, be without limit.

(c) Under no circumstances shall any Party be liable to the other Party for, and each Party hereby waives, any indirect, contingent, consequential, unforeseen, exemplary or punitive, special Damages of any nature (including lost profits); provided, however, that any such Damages recovered by any Third Party for which a Party owes another Party an indemnity under this Agreement shall not be waived.

(d) The Parties will make appropriate adjustments for any insurance proceeds actually received by the Indemnified Party in determining Damages for purposes of this Article 8. All indemnification payments under this Article 8 will be deemed to be adjustments to the amounts paid to Seller pursuant to Article 2. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.

(e) Each Indemnified Party seeking indemnification hereunder shall use commercially reasonable efforts to mitigate any Damages that it asserts under this Article 8, but any reasonable costs and expenses (other than internal costs and expenses) incurred in connection therewith shall constitute Damages.

(f) For purposes of the indemnifications given under Section 8(a) for breaches of the representations and warranties made by Seller in Section 4.1, each such representation and warranty will be read without regard and without giving effect to the terms “knowledge”, “Knowledge”, “material”, “material adverse effect”, “Material Adverse Effect” or similar terms (fully as if any such word or phrase were deleted from such representation and warranty).

8.6 Adjustment to Purchase Price. For all Tax purposes, the Parties agree to treat (and will cause each of their Affiliates to treat) any indemnification payment under this Article 8 as an adjustment to the Purchase Price.

8.7 Exclusive Remedy. EXCEPT FOR THE SPECIAL WARRANTY SET FORTH IN THE DEEDS AND THE ASSIGNMENTS, IN THE ABSENCE OF FRAUD, AFTER THE CLOSING THE RIGHT OF THE PARTIES TO ASSERT INDEMNIFICATION CLAIMS AND RECEIVE INDEMNITY PAYMENTS UNDER THIS AGREEMENT IS THE SOLE AND EXCLUSIVE RIGHT AND REMEDY EXERCISABLE BY THE PARTIES WITH RESPECT TO ANY DAMAGES ARISING OUT OF ANY BREACH BY ANY PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT OF SUCH PARTY SET FORTH IN THIS AGREEMENT (EXCLUDING ARTICLE 3) OR OTHERWISE RELATING TO THE CONTEMPLATED TRANSACTIONS. NO PARTY WILL HAVE ANY

OTHER REMEDY (STATUTORY, EQUITABLE, COMMON LAW OR OTHERWISE) AGAINST ANY OTHER PARTY WITH RESPECT TO SUCH MATTERS, AND ALL SUCH OTHER REMEDIES ARE HEREBY WAIVED. WITHOUT LIMITING THE FOREGOING, IN THE ABSENCE OF FRAUD, EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT SUCH PARTY WILL NOT HAVE ANY REMEDY AFTER THE CLOSING FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT SET FORTH IN THIS AGREEMENT (EXCLUDING ARTICLE 3), EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8.

ARTICLE 9

TERMINATION

9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller (i) at any time prior to the Closing in the event that Seller has breached in any material respect any representation, warranty or covenant contained in this Agreement, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) at any time following the Termination Date if the Closing shall not have occurred on or before the Termination Date or (iii) at any time prior to the Closing if the conditions set forth in Section 5.8 have been satisfied; or

(c) Seller may terminate this Agreement by giving written notice to Buyer (i) at any time prior to the Closing in the event that Buyer has breached in any material respect any representation, warranty or covenant contained in this Agreement, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (ii) at any time following the Termination Date if the Closing shall not have occurred on or before the Termination Date or (iii) at any time prior to the Closing if the conditions set forth in Section 5.8 have been satisfied.

9.2 Effect of Termination.

(a) In the event that this Agreement is terminated by either Party pursuant to Section 9.1, then, except as expressly hereinafter provided, this Agreement shall become void and have no effect; provided, however, that (i) the provisions of Sections 3.3, 6.2, 6.7, 8.4, 8.5(c), 8.5(d) and 8.5(e), this Article 9 and Article 10 shall survive any such termination and (ii) each Party shall, in all events, remain bound by and continue to be subject to the terms of the Escrow Agreement and the Confidentiality Agreement.

(b) In the event that (i) Buyer terminates this Agreement pursuant to Section 9.1(b)(i) or Section 9.1(b)(ii), (ii) Seller has knowingly taken any action or knowingly omitted to take any action where such action or omission to take any such action resulted in the breach or failure in any material respect of any of Seller’s representations or warranties set forth herein or any covenants of Seller which are to be performed or observed at or prior to the

Closing and (iii) as of the date of such termination, Buyer has not breached in any material respect any representation, warranty or covenant of Buyer contained in this Agreement (including Buyer’s failure to consummate the transactions contemplated by this Agreement upon satisfaction of the conditions set forth in Section 7.2), then, subject to the limitations set forth in Section 8.5(c) and this Section 9.2, (A) the Parties shall execute all Joint Written Instructions necessary to return the Deposit to Buyer in accordance with Section 3.3(c) and the Escrow Agreement and (B) notwithstanding anything herein to the contrary, Buyer shall be entitled to all remedies available at law or in equity (including specific performance to the extent that a court of competent jurisdiction determines that Buyer is entitled to such remedy) in addition to any other remedies provided for herein.

(c) In the event that (i) Seller terminates this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) and (ii) Seller is entitled to the Deposit pursuant to Section 3.3(b), then Seller’s receipt of the Deposit shall be Seller’s sole and exclusive remedy against Buyer hereunder (other than for the breach of any covenants that expressly survive the termination hereof pursuant to Section 9.1).

(d) In the event that (i) this Agreement terminates pursuant to Section 9.1 and (ii) the conditions described in either Section 9.2(b) or Section 9.2(c) have not been satisfied, then no Party shall have any obligations or liabilities hereunder except for the obligations and liabilities with respect to (A) the return of the Deposit to Buyer as required under Section 3.3(c) and (B) Sections 6.2 and 6.7, this Article 9 and Article 10.

ARTICLE 10

MISCELLANEOUS

10.1 Amendment and Waiver. The Parties may, by mutual written agreement, amend this Agreement in any respect, and either Party, as to such Party, may (i) extend the time for the performance of any of the obligations of the other Party; (ii) waive any inaccuracies in representations and warranties by the other Party; (iii) waive compliance by the other Party with any of the covenants or agreements contained herein and performance of any obligations by the other Party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such extension or waiver must be in writing and be signed by the Party providing such waiver or extension, as the case may be. No such extension or waiver by any Party, nor any waiver by any Party of any breach of any provision of this Agreement, shall operate or be construed as a waiver of any subsequent breach, whether or not similar. No failure or any delay by any Party in exercising any right, power or privilege under this Agreement or any of the other Transaction Documents shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as otherwise provided in this Agreement, the rights and remedies herein provided are cumulative and are not alternative.

10.2 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party, except that Buyer may assign its rights (but not its obligations) under this Agreement to any Affiliate of Buyer. Any transfer or assignment in violation of this Section 10.2 shall be void ab initio.

10.3 Notices. All notices, requests, demands and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or by facsimile or email transmission, when received by the Party charged with such notice and addressed as follows:

If to Seller:

Penn Virginia Oil & Gas, L.P.

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087-4564

Attention: H. Baird Whitehead

Fax: (610) 687-3688

Email: baird.whitehead@pennvirginia.com

With a copy to:

Penn Virginia Oil & Gas, L.P.

840 Gessner Road, Suite 800

Houston, Texas 77024

Attention: Edward L. Johnson

Fax: (713) 722-6609

Email: ed.johnson@pennvirginia.com

and

Penn Virginia Corporation

Four Radnor Corporate Center, Suite 200

100 Matsonford Road

Radnor, Pennsylvania 19087-4564

Attention: Nancy M. Snyder

Fax: (610) 687-3688

Email: nancy.snyder@pennvirginia.com

If to Buyer:

Covey Park Energy LLC

8401 N. Central Expressway, Suite 700

Dallas, Texas 75225

Attention: Sherry B. Hodges

Fax: (214) 279-5311

Email: shodges@coveypark.com

With a copy to:

Bracewell & Giuliani LLP

711 Louisiana St., Suite 2300

Houston, Texas 77002

Attention: W. James McAnelly

Fax: (713) 222-3241

Email: james.mcanelly@bgllp.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made. If any Party rejects or otherwise refuses to accept a notice, or if the notice cannot be delivered because of a change in address for which no notice was given to the Party attempting to give or make such notice, such notice shall be deemed to have been received upon such rejection, refusal or such inability to deliver.

10.4 Severability. The Parties agree that (i) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (ii) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (iii) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

10.5 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (i) confer on any Person, other than the Parties (and the Indemnified Parties referred to in Article 8) and their respective successors or permitted assigns, any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (ii) constitute the Parties as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. No Third Party shall have any right, independent of any right which may exist irrespective of this Agreement, under or granted by this Agreement, to bring any suit at law or equity for any matter governed by or subject to the provisions of this Agreement.

10.6 Construction. Buyer and Seller have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event that any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Buyer and Seller, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or the other Transaction Documents.

10.7 Exhibits and Schedules. All exhibits and schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

10.8 Headings. The headings preceding the text of the articles, sections and paragraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. Any executed counterpart delivered by facsimile or other means of electronic transmission shall be deemed an original for all purposes.

10.10 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and the other Transaction Documents, and the Confidentiality Agreement constitute the entire understanding of the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements or understandings, written or oral, between the Parties with respect to the subject matter hereof.

10.11 Applicable Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by, and construed, enforced and interpreted in accordance with the Laws and Regulations of the State of Texas, without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the Laws and Regulations of any jurisdiction other than the State of Texas; provided, however, that the Laws and Regulations of the state where the Purchased Assets are located shall apply with respect to conveyancing matters and other real property matters necessarily subject to the Laws and Regulations of the state of where the Purchased Assets are located. The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Texas in and for Harris County and the United States District Court for the Southern District of Texas, Houston Division in connection with any litigation arising out of this Agreement or any of the transactions contemplated hereby. All disputes between the Parties and the transactions contemplated hereby shall have jurisdiction and venue only in the courts of the State of Texas in and for Harris County and the United States District Court for the Southern District of Texas, Houston Division. Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any proceeding in the foregoing courts. Each Party agrees that any and all process directed to it in any such litigation may be served upon it outside of the State of Texas with the same force and effect as if such service had been made within Texas. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

SELLER:

PENN VIRGINIA OIL & GAS, L.P.

By:	Penn Virginia Oil & Gas GP LLC,
its general partner

By:	/S/ H. BAIRD WHITEHEAD
Name:	H. Baird Whitehead
Title:	President and Chief Executive Officer

BUYER:

COVEY PARK ENERGY LLC

By:	/S/ SHERRY B. HODGES
Name:	Sherry B. Hodges
Title:	Vice President Land & Business Development

Signature Page to Purchase and Sale Agreement

Execution Version

AMENDMENT AND SUPPLEMENT

TO PURCHASE AND SALE AGREEMENT

This Amendment and Supplement to Purchase and Sale Agreement (this “Amendment”) is made and entered into this 31st day of August, 2015 by and between Penn Virginia Oil & Gas, L.P., a Texas limited partnership (“Seller”), and Covey Park Energy LLC, a Delaware limited liability company (“Buyer”).

RECITALS:

A. Seller and Buyer have entered into that certain Purchase and Sale Agreement dated July 15, 2015 (the “PSA”).

B. Seller and Buyer desire to amend and supplement the PSA in accordance with the terms hereof.

C. All capitalized terms used herein and not otherwise defined herein shall have the meanings described in the PSA.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Exhibits to PSA. Exhibits A-1, A-2, A-3, A-4 and A-5 to the PSA are hereby deleted and replaced with the exhibits set forth on Attachment A attached hereto.

2. Consent Schedule. Schedule 4.1(d) to the PSA is hereby deleted and replaced in its entirety with the revised schedule set forth on Attachment B hereto.

3. Payment of Invoices. Section 3.6(d) of the PSA is hereby deleted in its entirety.

4. Environmental Schedule. The following item shall be deemed to be added to Schedule 4.1(t) to the PSA:

“3.	Status Report: Anthony, William Complaint No. 06-2787 from the Railroad Commission of Texas, Oil and Gas Division dated July 31, 2015.”

5. Ratification. Each party hereto hereby ratifies and confirms the PSA (as amended and supplemented hereby).

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IN WITNESS WHEREOF, the undersigned parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

SELLER:

PENN VIRGINIA OIL & GAS, L.P.

By:	Penn Virginia Oil & Gas GP LLC,
its general partner

By:	/s/ Edward L. Johnson
	Name:	Edward L. Johnson
	Title:	Vice President, Land

BUYER:

COVEY PARK ENERGY LLC

By:	/s/ Sherry B. Hodges
	Name:	Sherry B. Hodges
	Title:	Vice President Land & Business
Development

Signature Page to Amendment and Supplement to Purchase and Sale Agreement